As filed with the Securities and Exchange Commission on July 20, 2008.
Registration No. 333-148882

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Amendment No. 1)

XIOM Corp.
(Name of Small Business Issuer in its Charter)

Delaware
(State of other jurisdiction of incorporation or organization)

3479
(Primary Standard Industrial Classification Code Number)

11-3460949
(I.R.S. Employer Identification Number)

78 Lamar Street
West Babylon, New York 11704
(631) 643-4400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Andrew Mazzone, President
78 Lamar Street
West Babylon, New York 11704
(631) 643-4400
(Name, address, including zip code, and telephone number,
Including area code, of agent for service)

Copies of communications to:
Michael S. Krome, Esq.
8 Teak Court
Lake Grove, New York 11755
Telephone No.: (631) 737-8381
Facsimile No.: (631) 737-8382

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

Title Of Securities To be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock, Par value $.0001 Per share	1,536,420	(2)	$1.20	$1,843,704	$556.02

Common Stock, Par value $.0001 Per share	1,642,672	(3)(4)	$1.20	$1,971,206	$605.16

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a), based on the closing price of the Common Stock, as reported by the OTC Bulletin Board, on July 20, 2008.
(2) Representing the total of 821,336 shares to be converted pursuant to a private placement of convertible notes sold by the Company between April 16, 2007 and June 15, 2007 and 715,084 additional shares registered for selling shareholders, including 260,417 shares related to a separate convertible note.
(3) Representing the total of 1,642,672 shares underlying warrants as part of the private placement of convertible notes sold by the Company between April 16, 2007 and June 15, 2007.
(4) A total of 260,417 have been removed from this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this prospectus is not complete and is subject to completion and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus, Subject to Completion, Dated July 20, 2008

XIOM Corp.
2,793,675 shares of common stock

The total represents 2,793,675 shares of common stock of the registrant. This amount consists of 821,336 shares which would result from the mandatory conversion of our 7% Convertible Exchangeable Notes, plus an additional 329,667 shares issued by the Company, for a total of 1,151,003 shares, which represents shares of Selling Shareholders and an additional 1,642,672 shares, which represents shares underlying the warrants issued by the Company from the sale of the 7% Convertible Exchangeable Notes.

The common stock is traded on the OTC Electronic Bulletin Board under the symbol "XMCP." On July 20, 2008, the last reported sale price for the common stock, as reported on the OTC Electronic Bulletin Board, was $1.43 per share. The selling shareholders are deemed to be "underwriters" and may sell the shares at a fixed price for the duration of this offering. The fixed price is to be $1.50 per share

Price to the public: The selling shareholders may sell the common stock in one or more transactions through brokers in the over-the-counter market, in private transactions, or otherwise, at current market prices. Accordingly, sales prices will depend upon price fluctuations and the manner of sale.

Proceeds to shareholders: Proceeds to the selling shareholders will depend upon price fluctuations and the manner of sale.

Proceeds to XIOM Corp.: XIOM Corp. will not receive any of the cash proceeds from the sale of shares of common stock of the selling shareholders. XIOM Corp. will receive the cash proceeds from the sale of securities registered underlying the warrants, if exercised by the warrant holders. The sale of the shares underlying this prospectus will have a depressive effect on the market price of our common stock.

The securities offered in this prospectus involve a high degree of risk. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PROSPECTUS SUMMARY

This prospectus summary highlights selected information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding our company and the shares of common stock being sold in this offering, which information appears elsewhere in this prospectus.

ABOUT OUR COMPANY

How our company is organized

XIOM Corp., formerly Panama Industries, Ltd., ("XIOM"), was incorporated in Delaware on March 2, 1998. The company formally changed its name to XIOM in August 2004.

Spin-off from the former parent company

The former parent of XIOM, ThermalTec International, Corp. ("TTI"), now Accountabilities, Inc. and publicly traded under the symbol "ACTB", was incorporated in 1994 under the laws of the State of Delaware. XIOM was spun-out of TTI in July of 2001 to its shareholders of record as of June 22, 2001, upon which each shareholder of TTI received one (1) share of XIOM common stock for every three (3) shares of TTI common stock. XIOM was spun-off because it had a specific technical focus that needed further development and TTI had intended to focus on specific target merger candidates involved in totally unrelated businesses. In May of 2001, TTI management determined that the combination of XIOM and these businesses would have been difficult to integrate, cause numerous management problems as well as accounting and financial reporting issues. As such, it was decided by the management of TTI that XIOM, as a wholly-owned subsidiary, would be better off as a separate stand alone company, able to focus on its own specific operations and business plan objectives. XIOM has been, since inception, engaged in the thermal spray coating industry. Its primary business objective is to continually refine and market their polymer based thermal spraying coating technology.

Where you can find us

Our Corporate offices and manufacturing facility are located at 78 Lamar Street, West Babylon, New York. The main telephone number is (631) 643- 4400. Our website is http://www.XIOM-Corp.com . Any information contained on our website should not be considered as part of this prospectus. The information contained on our website is used for disseminating sales and marketing purposes

ABILITY OF COMPANY TO CONTINUE AS A GOING CONCERN

XIOM Corp. reported a net loss in both fiscal 2007 and 2006. The independent auditors' report with respect to XIOM Corp.'s fiscal 2007 and 2006 financial statements stated that XIOM Corp. had recurring losses from operations, a working capital deficit and limited sources of additional liquidity, all of which raise substantial doubt about XIOM Corp.'s ability to continue as a going concern. The financial statements as of and for the years ended September 30, 2007 and 2006, were prepared on a going concern basis, which assumes continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. Management recognizes that the continuation of XIOM Corp. as a going concern is dependent upon the achievement of profitability, positive cash flow from operations and the generation of adequate funds to meet its ongoing obligations. XIOM Corp. continues to seek additional liquidity to improve its working capital position through the possible exercise of the common stock warrants contained in this registration statement. However, no assurance can be given that any warrants will be exercised or that XIOM Corp. will be able to generate net income in the future. See "Management's Discussion and Analysis and Results of Operations" and the financial statements and notes thereto presented elsewhere in this Prospectus.

THE OFFERING

Shares offered by Selling Shareholders:
Including shares to be issued upon the conversion of the convertible notes	1,246,003 shares
Shares underlying Warrants	1,382.255 shares
Shares Outstanding as of July 20, 2008:	F
Not including shares to be issued pursuant to the conversion of notes and exercise of warrants	9,890,523 shares
Shares Outstanding after conversion of all notes and the exercise of all warrants	11,422,088 shares

Use of Proceeds

XIOM Corp. will not receive any proceeds from the sale of the shares by the Selling Shareholders. The Company will only receive the proceeds from the exercise of the warrants held by the Selling Shareholders, if exercised. There is no guarantee that the warrants will be exercised.

Our Trading Symbol

The Common Stock of XIOM Corp. currently trades under the symbol "XMCP" on the OTC Bulletin Board.

As of July 20, 2008 there were approximately 620 shareholders of record for the Company's common stock and options granted.

Price Ranges of High Velocity Alternative Energy Corp. Common Stock
Market Information

The Company's Common Stock is traded on the Pink Sheets under the symbol "XMCP" on the Financial Industry Regulatory Authority or FINRA operated Over the Country Bulletin Board.

There is currently a limited trading market for the company's Common Stock with the price being very volatile. The following chart lists the high and low closing bid prices for shares of the company's Common Stock for each month within the last two fiscal years. These prices are between dealers and do not include retail markups, markdowns or other fee and commissions, and may not represent actual transactions.

Fiscal Year 2006:	High Bid	Low Bid	High Ask	Low Ask
January 2006	0.19	0.11	0.20	0.115
February 2006	0.135	0.11	0.14	0.12
March 2006	0.17	0.11	0.18	0.12
April 2006	0.17	0.101	0.185	0.13
May 2006	0.13	0.08	0.20	0.095
June 2006	0.10	0.07	0.15	0.095
July 2006	0.07	0.04	0.10	0.05
August 2006	0.23	0.03	0.25	0.05
September 2006	0.24	0.041	0.26	0.055
October 2006	0.11	0.04	0.13	0.06
November 2006	0.055	0.035	0.07	0.05
December 2006	0.045	0.04	0.05	0.045

Fiscal Year 2007:	High Bid	Low Bid	High Ask	Low Ask
January 2007	0.043	0.035	0.045	0.045
February 2007	0.056	0.025	0.06	0.03
March 2007	0.061	0.0095	0.064	0.01
April 2007	0.028	0.0075	0.03	0.008
May 2007	0.015	0.0016	0.02	0.0018
June 2007	0.0042	0.002	0.0047	0.0025
July 2007	0.005	0.003	0.006	0.0034
August 2007	0.0035	0.0016	0.0044	0.0025
September 2007	0.011	0.002	0.015	0.003
October 2007	0.006	0.0031	0.009	0.04
November 2007 (1)	0.20	0.10	2.50	0.20

SUMMARY FINANCIAL INFORMATION

	March 31, 2008	September 30, 2007	September 30, 2006
Balance Sheet Data:
Total Assets	$2,226,403	$1,307,051	$683,571
Total Liabilities	$1,910,131	$1,508,506	$258,467
Common Stock, Subject to Rescission Rights	$670,399	$670,399	$670,399
Total Stockholders' Equity (Deficit)	$(354,127)	$(871,854)	$(245,295)

Statement of Operations:
Revenues	$918,973	$933,194	$629,336
Expenses	$2,441,993	$3,656,903	$1,435,157
Net Profit (Loss)	$(1,523,020)	$(2,723,709)	$(805,821)
Basic and Diluted Income (Loss) Per Share	$(.18)	$(0.35)	$(0.13)
Weighted Average No. Shares Used In Computing Income (Loss) Per Share	8,615,776	7,752,047	6,374,448

RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, we are disclosing all material risks herein and you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Risk Factors Related to XIOM Corp.:

We may continue to lose money, and if we do not achieve profitability, we may not be able to continue our business.

We have, in our history, generated limited revenues from operations, have incurred substantial expenses and have sustained losses. In addition, we expect to continue to incur significant operating expenses. As a result, we will need to generate significant revenues to achieve profitability, which may not occur. We expect our operating expenses to increase as a result of our planned expansion. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future. We expect to have quarter-to-quarter fluctuations in revenues, expenses, losses and cash flow, some of which could be significant. Results of operations will depend upon numerous factors, some beyond our control, including regulatory actions, market acceptance of our products and services, new products and service introductions, and competition.

Our independent registered public accounting firm issued a report for the year ended September 30, 2007 that contained a "going concern" explanatory paragraph.

Our independent registered public accounting firm issued a report on their audit of our financial statements as of and for the year ended September 30, 2007. Our notes to the financial statements disclose that XIOM Corp.'s cash flows have been absorbed in operating activities and it has incurred net losses for fiscal 2006 and 2007. As of March 31, 2008 the total aggregate net loss is approximately $5,937,000. In the event that funding from internal sources or from public or private financing is insufficient to fund the business at current levels, we will have to substantially cut back our level of spending which could substantially curtail our operations. The independent registered public accounting firm's report contains an explanatory paragraph indicating that these factors raise substantial doubt about our ability to continue as a going concern. Our going concern uncertainty may affect our ability to raise additional capital, and may also affect our relationships with suppliers and customers. Investors should carefully read the independent registered public accounting firm's report and examine our financial statements.

Our technology and products may not be accepted by our targeted customers, which would cause our business plan to fail.

We provide equipment and material for the onsite spraying of plastic onto surfaces such as metal, wood and concrete. Our business is dependant upon the continued need for these types of services. Our equipment has been specifically developed for the application of the coatings we provide. There is no assurance that the end users we target will continue to require and seek our services. While we believe that our process and coating are superior to most, if not all others available, there is no way to foresee if another process is not developed by a competitor. In addition, we are dependent upon the continued need for steel and other substrates to be coated to protect it from weathering, corrosion and other wear and tear. Currently, our major customers are anticipated to be governments and municipalities interested in treating exposed steel and other surfaces, such as bridges, and other support items. It is anticipated, but we can not be certain that these needs will continue to be required to be met. Furthermore, while we seek to develop mew uses and applications for our technology and products, we can not be assured of (a) finding new uses for our technology and products, and (b) being able to introduce and interest customers and other industries in our technology and products.

We may not be granted patents to our equipment and processes.

We have a number of patents pending that are important to the success of our operations.  These patents may not be granted.  We believe that the loss of any single patent would not have a material adverse effect on our business as a whole.  We believe that improvement of existing products and processes and a reliance on trade secrets and unpatented proprietary know-how are as important as patent protection in establishing and maintaining our competitive position.  At the same time, we continue to seek patent protection for our products and processes.  There can be no assurance, however, that any issued patents will provide substantial protection or commercial value.  We will require our consultants and employees to agree in writing to maintain the confidentiality of our information and, within certain limits, to assign to us any inventions, and any patent or other intellectual property rights, relating to our business.

If we fail to develop new or expand existing customer relationships, our ability to grow our business will be impaired.

 Our growth depends to a significant degree upon our ability to develop new customer relationships and to expand existing relationships with current customers. We cannot guarantee that new customers will be found, that any such new relationships will be successful when they are in place, or that business with current customers will increase. Failure to develop and expand such relationships could have a material adverse effect on our business, results of operations and financial condition.

We are dependent on our key personnel for continued research and development of our technology and Products and the introduction of new uses for them, and if we lose those personnel, our business would fail.

Our future success depends, in significant part, upon the continued service of our senior management. Mr. Mazzone and Mr. Gardega are the individuals that have developed our equipment and processes and continue to develop our technology and products. The loss of either of these individuals, particularly in the early stages of our operations and development of new equipment and products, would significantly hurt our business. We do not maintain key man life insurance covering either of them. Our future success also depends on our ability to try and attract and retain highly qualified personnel. Competition for such personnel is intense, and we may experience difficulties in attracting the required number and caliber of such individuals. If we were unable to hire and retain personnel in key positions, our business could fail. As a result, we might incur substantially more expenses than income and might not have enough resources to fund growth that may be commercially viable.

We will need additional capital to allow us to expand our business plan to increase capacity to manufacture and market our technology and products and such financing may be unavailable or too costly.

Our ability to continue research and develop the core technologies and products that we are planning to utilize is dependent on our ability to secure financing and allocate sufficient funds required to support our marketing activity. Additional financing may not be available on favorable terms or even at all. If we raise additional funds by selling stock, the percentage ownership of our then current stockholders will be reduced. If we cannot raise adequate funds to satisfy our capital requirements, we may have to limit our operations significantly. Our ability to raise additional funds may diminish if the public equity markets become less supportive of the industry.

Coating Operations

The Coating of Metallic surfaces is a business that is closely tied to the economic growth of several industries such as highway and transportation, communications and energy. During recessionary periods in these industries, the demand for coating can decline which could have a material adverse effect on the Company's financial condition and results of operations. Profitability in the coating industry is also dependent to a certain extent on raw material prices and pricing structures are directly related to the cost of manufacturing. Increases in these prices lead to increased costs and prices for the coating materials and decreases in these prices lead to reductions in the coating costs and prices. The Company may not be able to raise prices to cover adequately increases in costs due to increases in raw material prices which could have a material adverse effect on the Company's financial condition and results of operations.

There Is No Assurance That Our Customers Will Utilize Our Products.

Although we will advise users of the unique properties associated with our specific powder coatings, there are no guarantees that any customers would spray XIOM system materials through the XIOM system. XIOM powder materials sell at an average of $6 to $8 per pound. Customers may determine that these prices are too high for them to buy our materials. Customers may find other materials cheaper than our materials that may work to use with the XIOM system. This could have an adverse affect on XIOM's long-term profitability and force the company to cut its overhead and to ultimately become insolvent.

We Have No Method To Insure Our Products are Purchased.

It is too early for us to calculate an accurate figure on the number of pounds of powder coating materials we will sell for each system sold. The more XIOM materials used per gun, the more revenue would be made by the company. The company however cannot be sure that it can sell the required number of systems and powder materials each month to help the company remain viable and that the servicing of each system sold might not become very expensive. If this occurred it would cause the company to lose profits on those systems' sales. If this situation occurred and could not be corrected in a timely fashion, the company could ultimately become insolvent.

Risks Related to Offering:

Management beneficially owns approximately 26% of our common stock and their interest could conflict with yours.

Our Chairman and President, Andrew B. Mazzone and other management beneficially own approximately 26% of our outstanding common stock. As a result, Mr. Mazzone and management may be able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control, which may be to the benefit of the directors and executive officers but not in the interest of the shareholders.

Our Principal Accounting/Financial Officer lacks meaningful accounting/financial experience.

Our Principal Accounting/Financial Officer, Andrew Mazzone lacks any meaningful experience in accounting and in any meaningful experience in dealing with financial issues in a public company. The lack of meaningful experience can have a detrimental effect on the ability of the Company to complete or accurately report its financial status. This lack of meaningful experience can also result in accounting difficulties and possibly the inability of the Company to comply with reporting requirements in a timely fashion.

Future sales of common stock by our existing shareholders could adversely affect our stock price.

As of January 25, XIOM has 9,890,523 issued and outstanding shares of Common Stock, not including 821,336 shares, which would result from the mandatory conversion of our 7% Convertible Exchangeable Notes, plus an additional 260,417 shares to be issued by the Company upon the conversion of a separate convertible note and an additional 1,382,255 shares, which represents shares underlying the warrants issued by the Company from the sale of the 7% Convertible Exchangeable Notes. Of the total shares issued and outstanding as of July 20, 2008, there are approximately 3,634,077 shares of freely tradable shares of common stock there are approximately 6,156,446 restricted shares of common stock as defined under Rule 144, substantially all of which are available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act, or pursuant to this Registration Statement. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales will occur, could have a materially negative effect on the market price of our Common Stock. This problem would be exacerbated if we continue to issue Common Stock in exchange for services.

We expect to issue additional stock in the future to finance our business plan and the potential dilution caused by the issuance of stock in the future may cause the price of our common stock to drop.

As of January 25, XIOM has 9,890,523 issued and outstanding shares of Common Stock, not including the assumed conversion of all convertible notes and the exercise of all the warrants. If all convertible notes were converted and all warrants were exercised, we would have a total of 11,422,088 shares issued and outstanding. Subsequent to the effective date of this offering, we may need to raise additional capital, which may then result in the issuance of additional shares of common stock, or debt instruments. Shares may be issued under an available exemption, a later registration statement, or both. If and when additional shares are issued, it may cause dilution in the value of shares purchased in this offering and may cause the price of our common stock to drop. These factors could also make it more difficult to raise funds through future offerings of common stock.

We may not be able to maintain a trading market for your shares.

Trading in our Common Stock is currently being conducted on the OTC Bulletin Board operated by The Financial Industry Regulatory Authority or "FINRA," under the symbol "XMCP." Because we may not be able to maintain the requirements to be quoted on the OTC Bulletin Board, your shares may be more difficult to sell. However, if we become unable to maintain the requirements to be quoted on the OTC Bulletin Board, we believe that our stock will trade on over-the-counter market in the so-called "pink sheets". Consequently, selling your Common Stock would be more difficult because only smaller quantities of stock could be bought and sold, transactions could be delayed, and security analysts' and news media's coverage of XIOM may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for our stock.

It is more difficult for our shareholders to sell their shares because we are not, and may never be, eligible for NASDAQ or any National Stock Exchange.

We are not presently, nor is it likely for the foreseeable future we will be, eligible for inclusion in NASDAQ or for listing on any United States national stock exchange. To be eligible to be included in NASDAQ, a company is required to have not less than $4,000,000 in net tangible assets, a public float with a market value of not less than $5,000,000, and a minimum bid price of $4.00 per share. At the present time, we are unable to state when, if ever, we will meet the NASDAQ application standards. Unless we are able to increase our net worth and market valuation substantially, either through the accumulation of surplus out of earned income or successful capital raising financing activities, we will never be able to meet the eligibility requirements of NASDAQ. As a result, it will more difficult for holders of our common stock to resell their shares to third parties or otherwise, which could have a material adverse effect on the liquidity and market price of our common stock

Our common stock is a "penny stock," and compliance with requirements for dealing in penny stocks may make it difficult for holders of our common stock to resell their shares.

Currently there is not public market for you common stock. If the common stock is ever listed in the public market in what is know as the over-the-counter market and at least fro the foreseeable future, our common stock will be deemed to be a "penny stock" as that term is defined in Rule 3a51-1 the Securities and Exchange Act of 1934. Rule 15g-2 under the Exchange Act requires broker/dealers dealing in penny stock to provide potential investors with a document disclosing the risks of penny stocks and to obtain from these investors a manual signed and dated written acknowledgement of receipt of the documents before effecting a transaction in a penny stock for the investors account. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or otherwise, with could have a material adverse effect on the liquidity and market price of our common stock. Penny Stocks are stocks with a price of less than $5.00 per share unless traded on NASDAQ or a national securities exchange. Penny Stocks are also stocks, which are issued by companies with: net tangible assets of them than $2.0 million (of the issuer has been in continuous operation for at least three years): $5.0 million (if in continuous operation for less than three years): or average revenue of less than $6.0 million for the last three years.

We may require additional funds to achieve our current business strategy, which we may not be able to obtain which would affect our ability to operate.

XIOM is a relatively new business entity with limited capital resources. Its future plans may require significant capital, which may not be available on an as needed basis.   If the Company's capital is insufficient to reach and impact their targeted market, they may not be able to achieve the intended goals and objectives, or succeed in its industry.

Risks of leverage and debt service requirements may hamper our ability to operate and grow our revenues.

The outstanding indebtedness as of March 31, 2008, including common stock subject to recession rights, is approximately $2,580,000. and the total stockholders deficit is approximately $354,000. High leverage creates risks, including the risk of default as well as operating and financing constraints likely to be imposed by prospective lenders. The interest expense associated with the Company's anticipated debt burden may be substantial and may create a significant drain on the Company's future cash flow, especially in the early years of operation. Any such operating or financing constraints imposed by the Company's lenders as well as the interest expense created by the Company's debt burden could place the Company at a disadvantage relative to other better capitalized service providers and increase the impact of competitive pressures within the Company's markets.

No assurances that the Company will be successful in implementing its business plan and we may fail in our marketing efforts.
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All investments will be available for use by the Company immediately upon payment and subscription by the investor and will not be available for refund to investors if the offering fails to raise sufficient funds to complete the business plan of the Company. Investors can have no assurances that the Company will be able to raise funds from other sources to complete its business plan.

Competition may have a material impact on our ability to sell our Technology and Products.

The Company faces substantial competition from a number of providers of similar services. Many of the Company's competitors, particularly those competitors who are large, have substantially greater financial, manufacturing, marketing and technical resources; have greater name recognition and customer allegiance than the Company. This may affect our ability to attract business and limit the opportunities to generate revenues.
Forward Looking Information

Certain statements in this document are forward-looking in nature and relate to trends and events that may affect the Company's future financial position and operating results. The words "expect" "anticipate" and similar words or expressions are to identify forward-looking statements. These statements speak only as of the date of the document; those statements are based on current expectations, are inherently uncertain and should be viewed with caution. Actual results may differ materially from the forward-looking statements as a result of many factors, including changes in economic conditions and other unanticipated events and conditions. It is not possible to foresee or to identify all such factors. The Company makes no commitment, other than as required, to update any forward-looking statement or to disclose any facts, events or circumstances after the date of this document that may affect the accuracy of any forward-looking statement.

Reliance on Management .

The investors will have no rights to participate in the above-described management decisions of the Company; the shareholder will only have such rights as other shareholders.

USE OF PROCEEDS

XIOM will not receive any proceeds from the sale of the shares by the Selling Shareholders. XIOM will receive the proceeds from the exercise of the warrants related to the 7% Convertible Exchangeable Notes. There can be no guarantee that the warrants will be exercised. The maximum proceeds that XIOM would receive from the assumed exercise of the warrants are $3,696,012. Management intends to use these proceeds as working capital to finance current operations.

DIVIDENDS

We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following is our plan of operation for the following 12 months, and should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

XIOM Corp.'s plans for the next twelve months

XIOM plans to move strongly into an expansion Phase, in the last two years over 200 of XIOM's spray systems were sold. The sales were primarily to customers in North America with 40 systems going to overseas customers.

The company is now introducing its XIOM 5000, hi speed spray gun (5 times faster than the XIOM 1000). This gun is expected to bring the cost per square foot of spray coating to below $1.00 per square foot.

The company is planning to offer the XIOM 1000 and XIOM 5000 spray gun in a combination package to sell at $15,000 per package. The company is budgeting to sell 40 of these systems per month worldwide. There can be no assurance that the company will be able to achieve this ambitious target, since this will entail a shipping rate 3 times larger than the company has achieved in the past. The increase in training and support required for a forty system per month rate along with having to supply the requisite materials for spraying that are used in the spray systems will be a significant challenge for the company.

The company's current expense run rate is $70,000 per month. We have 18 employees, and plan to add 3 more this year. We have $500,000 of firm contracts in house and expect another $1,000,000 of contracts shortly. Without this contract revenue, the company would need to sell at least 9 of its combination gun packages per month to cover the $70,000 monthly expenses. The company has averaged more than 9 systems per month over the past 12 months.

The company still plans to run patent acquisition expenditures of $12,000 per month for the upcoming year. The company has incurred, in the past, significant non cash expenses, for stock issuances for services. The company in effect traded equity for services rather than cash where it was possible. The company expects that it will minimize this strategy on a going forward basis.

The company has formed a European subsidiary. This subsidiary has sold 20 systems to date and set up 6 independent European distributors to date. The company plans to strongly increase its efforts in Europe in the upcoming year.

The company believes that it has enough funds to operate for the next 12 months even if it does not sell any systems, the company bases that statement on the following facts and assumptions:

a. XIOM has received a contract from EMIG to develop and apply thin coatings that attain full cure for within the spray cycle. The contract is for $184,000.

b. XIOM has received a co-funded contract from NYSERDA for $325,000 to install XIOM equipment in an industrial powder coating line to reduce energy costs and the carbon footprint.

c. XIOM has been invited to negotiate a Phase II SBIR/Navy contract described immediately below.

On May 17, 2006, XIOM received a Phase I Award with SBIR/Navy for $70,000 to explore the technical feasibility of modifying the standard XIOM equipment to reduce facility inputs (operate on propane and air eliminating oxygen); to reduce weight and size, simplify control functions; and increase spray pattern and output. XIOM Corp. has been invited to negotiate a Phase II on this project that will further simplify functions, reduce weight, and enclose the flame. We have not received the IT contract with SBIR/Navy as of June 30, 2008. We cannot forecast accurately when or if we may receive this contract.

The company is stepping up its efforts in Asia. To that end, it has sold a total of 9 systems in Japan, Korea and China. Sales to these countries were made in the last 90 days. The company is not in able to accurately forecast sales for the next 6 months for these countries.

The company expects it has enough cash resources and revenue to cover overseas expenses for the foreseeable future as long as it continues to make sales overseas at the rate of 6 systems per month. However, without increasing revenues or acquiring additional capital, it is likely that our current overseas marketing plans would have to proceed at a slower rate.

Our source of liquidity comes from two sources. Internally, if we increase sales, we would be able to increase the acquisition of raw materials and increase our production. This would in turn increase the short-term liquidity of the Company. Externally, we may gain long-term liquidity from the sale of common stock and from the exercise of warrants by the shareholders from the recent private placements.

There are no known trends, events or uncertainties that have or are reasonably likely to have a material impact on the Company's short-term or long-term liquidity, other than the inability to sell our products, or the failure to sell any of future shares of common stock or the lack of exercise of the warrants by the shareholders. Near term the current turmoil in financial markets may make new fund raising more difficult than in the recent past.

Results of Operations:

For the Fiscal Years Ended September 30, 2007 vs. September 30, 2006

 For the fiscal year ended September 30, 2007, the Company had $933,194 in sales and cost of sales of $755,380. This is in comparison to total sales of $629,336 and cost of sales of $423,415 for fiscal year ended September 30, 2006. The increase in sales and cost of sales in fiscal 2007 results primarily from a significant increase in system and powder sales compared to fiscal 2006. The increase in sales is the direct result of increased marketing efforts, better training programs and enhanced quality of coating finishes. Gross profit for fiscal 2007 was $177,184 (19%), a decrease of $28,737, or 14%, compared to the gross profit in fiscal 2006 of $205,921 (33%). This decrease in gross profit from fiscal 2006 to fiscal 2007 is the direct result of the NYSERDA contract winding down in fiscal 2006, which accounted for approximately 26% of sales and approximately 50% of the gross profit for that year. Excluding the NYSERDA contract in fiscal 2006, sales and gross profit would have been $470,135 and $103,379 (22%), respectively. General and administrative expenses increased by approximately $1,505,000 from fiscal 2006 to fiscal 2007.  This increase was due in part to additional consulting engineering and research and development costs incurred to refine different models of the thermal spray gun and powder formulizations that will enhance the finish quality and volume through put, thus reducing application time and direct labor for the end user. Additionally, there were increases in financial consulting services related to money raising activities, marketing expenses and general overhead increases necessary to accommodate the anticipated customer demand for the Company's products. Additionally, this increase included an increase in non-cash expenses of approximately $850,000 when comparing the fiscal 2006 non-cash expenses of approximately $240,000 to the fiscal 2007 non-cash expenses of approximately $1,090,000.

The net loss increased from $805,821 ($.13 per share) to $2,723,709($.35 per share) from 2006 to 2007, respectively. This increase of approximately $1,917,000 was directly related to the increase in expenses described above as well as the write off of the joint venture investments in the amount of $311,044, of which $215,000 was non-cash.

We have, in our history, generated limited income from operations, have incurred substantial expenses and have sustained losses. In addition, we expect to continue to incur significant operating expenses. As a result, we will need to generate significant revenues to achieve profitability, which may not occur. We expect our operating expenses to increase as a result of our planned expansion. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future. We expect to have quarter-to-quarter fluctuations in revenues, expenses, losses and cash flow, some of which could be significant. Results of operations will depend upon numerous factors, some beyond our control, including regulatory actions, market acceptance of our products and services, new products and service introductions, and competition.

Liquidity and Financial Resources

During the fiscal years ended September 30, 2007 and 2006, net cash used by operating activities was $941,137 and $513,035 respectively. This increase of approximately $428,000 was due to an overall increase in fixed operating expenses of the Company by approximately $35,000 per month when comparing fiscal 2006 to fiscal 2007. Accounts receivable and inventories increased by approximately $144,000 and were financed by part of the increase in accounts payable and accrued expenses. The value of shares issued for services and stock option grants totaling approximately $947,500 were non-cash expenses that helped to preserve the Company's liquidity.

As disclosed elsewhere in this filing, the Company completed a private placement of units priced at $30,000 per unit. Each unit consists of $30,000 face value of 7% Convertible Exchangeable Notes (interest payable semi-annually) convertible into shares of common stock at a conversion price of $1.50 per share (for a total of 20,000 shares) (the "Convertible Notes") and $2.00 Warrants (for a total of 20,000 shares) and $2.50 Warrants (for a total of 20,000 shares) to Purchase Common Stock (the "Warrants"). Each $30,000 Note will be convertible into 20,000 shares automatically at the effectiveness of the SEC Registration Statement registering the underlying common shares of the Notes and the Warrants. Each Warrant will be exercisable for one share of the Company's Common Stock at its exercise price at any time prior to the five year anniversary date of its issuance or callable by the Company in the event the Company's common stock trades at a $5.00 bid or above for 20 consecutive trading days.

The Company incurred net losses of $2,723,709 and $805,821 for the fiscal years ended September 30, 2007 and 2006, respectively. Additionally, at September 30, 2007, the Company had a Stockholders' (Deficit) of approximately $872,000.  These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company anticipates that in order to fulfill its plan of operations, it will need to seek financing from outside sources.  To this end, the Company is constantly pursuing private debt and equity sources.  However, there is no assurance that any future financing, if successful, will be sufficient to allow the Company to operate profitably or successfully. It is also the intention of the Company's management to improve profitability by significantly increasing sales of its patented thermal spray process in fiscal 2008 while maintaining reasonable levels of general and administrative expenses as the company grows.

Under the federal securities laws, any offering of securities must be registered unless an exemption from registration is available, and, with limited exceptions, no exemption from registration is generally available for a private placement transaction which is made concurrently with a public offering. We may be considered to have commenced a public offering of securities on May 6, 2005, when we first filed the registration statement on Form SB-2.

In private placement transactions completed subsequent to the filing of our initial registration statement, from January 1, 2006 through October 20, 2006 (the effective date of the registration statement), we sold a total of 563,718 shares of restricted common stock from which we received gross offering proceeds of $670,399. These securities were offered and sold in reliance upon claimed private placement exemptions from registration. As a result, the purchasers of the shares may have the right to claim that the purchase transactions violated the federal securities laws. If any of these transactions did violate federal securities laws, the purchasers in those transactions may have claims against us for damages or for rescission and recovery of their full subscription price, plus interest. Although none of the purchasers of these shares has made or threatened any claim against us alleging violation of federal securities laws, in the event the purchasers of these securities successfully asserted claims for rescission it would have a substantial adverse effect on our business and on our ability to continue to operate. We may not have sufficient funds available to pay such claims, and there is no assurance that we would be able to obtain funds from other sources.  In that event, we may be forced to cease operations and liquidate our available assets to pay our liabilities, including, but not limited to, the rescission claims.

BUSINESS OF THE COMPANY - PRINCIPAL PRODUCTS AND SERVICES

Materials used with XIOM 1000 System are produced from various formulas of plastic powders. The powder mixture is melted and projected onto a substrate via a mixture of air and flammable gases that produce the actual coating. The air, flammable gases and powder mixture are brought together through a specialized and patented gun with a flame nozzle where the powder material is melted and sprayed forward onto the surface to be coated. The gases and heated coating are cooled by the surface that it adheres to.

The company is a technology business offering delivery of plastic powder coatings at on-site locations utilizing the XIOM 1000 System. Powder coating currently is a process in which metal parts are brought into a factory environment where they are cleaned and prepared to receive a powder coating. Plastic in powder form is then applied to the various metal parts by means of an electrostatic charge that causes the powder to adhere to the surface. The coated part is then heated in an oven for a period of time to cause the plastic to melt and adhere to the substrate. Our process operates differently. Although we use plastic powder, we do not electrostatically charge that powder in order for it to adhere to a substrate. We use a different mechanism which simultaneously applies and fuses the powder to a substrate. The advantage of this process is that the coating process is totally portable and can be applied anywhere, not necessarily in a factory setting, and can be applied without use of an oven to cure the coating., and can be applied to most substrates in addition to the metal substrate to which powder coatings are traditionally applied in a factory, using an oven.

The company's plastic spray technology is unique and has patents pending. The patents cover technology and processes to apply and deliver powder coatings through a specialized spray system that allows those coatings to be applied both on site and in a factory. The patents will last, upon issuance for a period of 17 years, unless other patents are applied for. With our process, the on-site plastic powder coating process, you can deposit coatings on wood, steal, fiberglass, concrete and plastic - a variety of substrates not all available to traditional powder coating. Our process is quick, does not use an expensive oven for curing and can be used both outside and inside a building.

The technology associated with the XIOM 1000 Thermal Spray system was developed personally by the two operating officers of the Company, who, in August 2004, irrevocably transferred all rights title and interest in all current patents, patents pending and any future intellectual property rights that may be derived from this technology in exchange for restricted common shares on the Company. This technology was developed and enhanced over time with funding from contacts with the New York State Energy Research & Development Authority ("NYSERDA"). The refinements made to the technology pursuant to these contracts have resulted in the XIOM 1000 Thermal Spray system that is currently marketed for commercial sale.

XIOM distributes its product in the following ways. In North America by direct sales to customers and by sales through two distributors. Prospects leads are generated through magazines ads advertising, internet advertising, and direct mail. For sales to overseas venues the Company has 8 distributors.

The company continually improves its core equipment products and continually develops additional materials for use in its equipment. Developments and modification could be termed ongoing and improving with the same expense monthly in personal and funds expended in a continual developing process. Today the result of this process is a standard powder feeder, control console and two specific spray devices. The company also offers 8 specific powder formulations that could be deemed significant. The Company devotes $30,000/month to continuous equipment and material development and expects to maintain that amount for the foreseeable future.

The sources of raw materials that are significant for the XIOM products are as follows:

Agion Technologies
CMP Metal Powders
New England Resins & Pigment
Dwyer Instruments
Fisher Scientific

Harris Calorific
Sulzer Metco
Nordson Corp.
Optus Resins Technology
Rohm & Haas
Western Enterprises
Punda Mercantile
Schwing Electric
Arkema
MSC Industrial Supply Inc.
United States Plastic Corp

There are no exclusive agreements; all contracts can be mitigated with proper notice.

XIOM at this time is not dependent on one major customer. The company's total sales are at least three times the size of any one large customer.

XIOM spent at least $ 300,000 in R&D in the past 12 months including funds received from NYSERDA. The Company estimates that no more than half the R&D funding was from NYSERDA. The funds which are not from NYSERDA are supplied by investors and customers. To the extent that the Company is in a loss position we agree that the cost of R&D activities will be borne by customers and investors jointly.

The Company has one patent awarded and thirteen patent applications pending. A patent is granted for 20 years.

XIOM does not have direct competition in its industry doing exactly what XIOM is doing. XIOM has a gun which sprays a powder coating for surface protection. XIOM competition would be the other companies which apply protective coatings to surfaces, preliminarily liquid paint applicators. The market for liquid paints is in the billions of dollars. Considering the company's small revenues it would have to be considered extremely difficult for the Company to beat a significant number of prospects to replace paint.

HISTORY OF THE TECHNOLOGY

The history of applying polymer coatings dates back to the early 1950's starting with the fluidized bed process and then in the 1960's to the Electrostatic Powder Sprayer ("EPS"). Today EPS is the standard for applying organic polymer coatings. It is commonly referred to as "Powder Coating" which to this familiar with the process means EPS applied plastic powder coatings followed by oven curing at approximately 400 F, where melting and film formation takes place.

EPS is a large business today as polymer coatings, thermoplastic and thermoses are applied to a variety of substrates. They can be applied to cold surfaces before being cured to film thickness typically between 1 to 4 mils (50-200 microns). There are little Volatile Organic Compounds ("VOC") and reduced Hazardous Air Pollutants ("HAP"). For these reasons EPS has captured substantial business from the established liquid coating processes we know as traditional painting.

The company's products contain no VOCs . There is a current trend by the EPA to ban VOCs for products sold to the public for safety and health purposes, but there is no guarantee that our VOC-less products, although safer, will prove to be any more functionally effective than those alternative coating products such as paints that do have VOCs.

The traditional powder coating industry, directly competitive to the company's products, usually requires a large investment in ovens and production lines, sophisticated preparation and cleaning equipment, and in many cases operates with sophisticated in-line computerized production control systems to manage the powder coating process. The XIOM system is designed to do powder coating outside a traditional factory setting. The company's system enables a plastic coating to be directly sprayed onto a surface, contains no preparation equipment and requires no oven with which to cure powder coatings. The company's system has no computerized control whatsoever and, in fact, does not even use electricity but relies on air, propane and oxygen to achieve a coating result.

Traditional powder coaters who do coating inside a factory environment could possibly try to re-engineer their systems to prevent the company from selling its systems. But it would require them to manufacture smaller, more portable ovens as well as develop more portable production and control systems in order to compete with the company's on-site coating capability. The company acknowledges that in the event that enough traditional powder coaters alter their existing operations and create portable systems and ovens that could be mounted on mobile units equipped with power systems for operation, might compromise our ability to sell our systems.

There can be no assurance that the company's technology will ever supplant traditional powder coating technology and become commercially successful. Because XIOM coatings are actually solid plastic coatings, they have the possibilities of being more durable and weather-resistant than conventional painting systems which are another large alternative to the company's powder coating systems.

The company, believes, but cannot prove that its coatings are superior to paint. The company would have to conduct long term tests of its solid plastic coatings versus liquid paints in many environments over a period of many years using an independent agency to monitor such tests to prove its belief. The expense to do so would be extremely high since some plastic coatings are reputed to last many years. The company would have to continue to pay its overhead during such tests and possibly not sell anything because customers may want such proof and might not want to rely on our assertions, or the assertions of other plastic feed stock manufacturer's as to the efficacy of plastic after it passes through our system. In that case the company would run out of funds long before such tests were completed. Investors would be well advised not to invest in the company if they need the assurance of long term testing on coatings from our process being able to outlast paint coatings. In this case the company would strongly advise such investors not to invest in the company.

Unlike most painting systems, XIOM's coatings have no dripping and overspray problems and absolutely no VOCs. XIOM materials cure instantly after being applied and no curing ovens are needed.

Due to the fact that the entire XIOM system weighs just 70 pounds, the entire system can be easily used onsite. The company is acting on its belief that there is a demand for plastic coatings applied outside a factory setting; the company cannot prove that its belief is accurate.

XIOM coatings can be applied at thicknesses from 3 mils up to 1 inch as compared to traditional powder coatings which usually vary from 1 to 4 mils thick. The company believes that thicker coatings generally give greater protection against corrosion than thin coatings. The company does not have definitive data to conclusively prove this assertion.

EPS applied plastic coatings are further characterized by their wide use in OEM and production applications for decorative purposes where appearance and durability are required. While there is some use of functional EPS coatings, by and large the vast majority of use for decorative applications. Large numbers of relatively small components can best take advantage of the economic benefits from EPS powder processing thus conforming to the limits of batch processing and over size restrictions.

The technology associated with the XIOM 1000 Thermal Spray system was developed personally by the two operating officers of the Company, who, in August 2004, irrevocably transferred all rights title and interest in all current patents, patents pending and any future intellectual property rights that may be derived from this low temperature, low speed, thermal spray technology in exchange for restricted common shares on the Company. This technology was developed and enhanced over time with funding from contacts with the New York State Energy Research & Development Authority ("NYSERDA"). The refinements made to the technology pursuant to these contracts have resulted in the XIOM 1000 Thermal Spray system that is currently marketed for commercial sale. Additionally, in February 2007, one of the operating officers sold his entire interest in a high temperature, high speed, thermal spray technology that he previously acquired personally from HV Plastic Spray Systems, Inc. for restricted common shares on the Company.

UNIQUE THERMAL SPRAY TECHNOLOGY

The XIOM powder spray process uses the rich history of EPS Powder Coatings but takes the technology a step further to meet the field requirements of on-site liquid painting, thus bridging the gap between "in house" EPS and "on-site" liquid painting developing a true portable on-site polymer coating system.

Two major advances account for XIOM's coating technology;

First, The XIOM 1000 Thermal Spray system is currently the Company's only equipment product for on-site portability. It permits spraying of relatively low melting point polymer powder without over heating and generation of combustion with no VOC's. High deposit rate and efficiency further characterize the XIOM 1000 system.

Second, XIOM plastic powders are designed specifically for Thermal Spraying. New materials technology utilizing multiplex combinations, blends, additives and composites, this taking advantage of synergy and covalent bonding to produce exceptionally high adhesion to most substrates and functional properties heretofore not possible with polymers (plastic coatings). For instance XIOM is the first to produce thermal sprayed polymer/zinc primer coats, which deliver very high quantities of zinc to the substrate for corrosion control. These polymer/zinc primer coatings not only bond securely to steel substrate, but they facilitate bonding of sprayed top coatings as well.

Many XIOM powders are unique and therefore patentable, with patents pending. Substrates such as wood, plastic, masonry and fiberglass - not processable via EPS - are now readily sprayable with the XIOM 1000 system, along with steel, aluminum and non-ferrous substrates.

The new powder coatings properties produced with the XIOM 1000 system are manifested in the wide variety of applications both functional and decorative now solvable.

The Company currently has approximately 20 varied material formulations to create spray coatings. The Coating functionality includes any-corrosions; wear resistance, architectural, anti-foul, anti-microbial, anti-graffiti, glow-in-the-dark, and grip and release. The Company's materials come in over 100 different colors. The Company can mix ceramics and metals, if desired, for added wear, into its plastic coatings and can add anti-microbial formulations into the coatings. The system sprays eight pounds of plastic material an hour using different spray nozzles, allowing for both round patters and up to a 9-inch fan spray pattern. The system is electrically controlled. The fuel system is oxygen and propane with air as a cooling gas. Preparation of surfaces is the same as for painting. Since these are plastic coatings, all solids with no hollows and voids, they will last longer than paint-based coating systems and can be applied thick or thin.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

INFLATION

The amounts presented in the financial statements do not provide for the effect of inflation on the Company's operations or its financial position. Amounts shown for machinery, equipment and leasehold improvements and for costs and expenses reflect historical cost and do not necessarily represent replacement cost. The net operating losses shown would be greater than reported if the effects of inflation were reflected either by charging operations with amounts that represent replacement costs or by using other inflation adjustments.

GOVERNMENT REGULATIONS

We estimate that there is no material cost to comply with any environmental laws of the Federal, State or Local governments. Any compliance, we believe that any cost and/or compliance are the responsibility of the end user.

The cost of compliance with government regulation is embedded in the cost of environmentally safe equipment. Government inspection requires assistance by employees and such assistance is not deemed material by the Company.
New York State approval pertains to the bridge coating business. We are an approved vendor by NYS Department of Transportation and if we receive a coating contract, that contract is monitored daily by NYS inspectors.

The New York State Thruway Authority has approved and is currently using thermal spray coatings as an acceptable method of corrosion protection of bridge structural steel. XIOM is an approved applicator for New York State Thruway Authority Bridge Metallizing Projects.

As part of its specifications for thermal spraying New York State has adopted specifications established by the Society of Protective Coatings (SSPC) and The American Society for Testing and Materials (ASTM).

The Company is subject to Workers' Compensation and Safety Laws. XIOM believes that it has all the necessary licenses from all governmental agencies to conduct business in the U.S. It has not had any warnings or citations for any violations. To the best of its knowledge, the Company complies with all emissions regulations and waste removal regulations. The Company believes its only exposure would be in the area of Workers' Compensation claims for which it is insured. The Company doesn't reserve for possible problems in this area because of its history of not having such problems.

MANAGEMENT

The directors and officers of the Company are listed below with information about their respective backgrounds. Each Director is elected to serve a one year term, until the next annual meeting of the shareholders or until their successor is elected (or appointed) and qualified.

Name	Age	Position
Andrew B. Mazzone	67	Chairman, President, Chief Accounting/Financial Officer and Promoter
Thomas Gardega	59	Executive Vice President, Director and Promoter

Andrew Mazzone

Mr. Mazzone has been the Chairman and President of the company since its inception in 1998. Mr. Mazzone was the President of TTI at the time of the spin-out. He resigned as Sole Officer and Director of TTI on November 1, 2001. Thereafter, TTI acquired and changed its name to Steam Clean USA, Inc. on or about August 15, 2002. On July 1, 2003, Steam Clean USA, Inc. acquired Humana Trans Services Group, Ltd. At this point Mr. Mazzone was invited to become Chairman of the Board of Directors. He served in that position until January 2004, when he resigned as Chairman but remained as a Director and until May 5, 2004, when he resigned from the Board entirely. From 1970 until February 15, 1995, Mr. Mazzone was employed by Metco, Westbury, NY, a subsidiary of the Perkin Elmer Corp., a holding company, which subsidiary, Metco, was engaged in the business of development of metal spraying and metal powders. Mr. Mazzone, as President, resigned from Sulzer Metco after the acquisition of the Company in 1995. From 1995 to October, 2001 Mr. Mazzone was President of Thermaltec International.

At Metco, Mr. Mazzone held various positions, including as Director of Logistics, Director of Sales and Marketing, Director of Manufacturing, Executive Vice President and President.

Mr. Mazzone has degrees from Babson College, Babson Park, Massachusetts, in finance and an advanced degree in economics, with a specialty in economic history. Mr. Mazzone will devote full time to the efforts of the Company (See "Principal Stockholders").

Thomas Gardega

Mr. Gardega is Executive Vice President and has been an employee of the company since September 24, 1999. Mr. Gardega brings to the Company a vast knowledge in the heat sprayed plastic coatings industry. Mr. Gardega was responsible as project manager for all field operations of electrical construction in the State of South Carolina for Basic Electrical, Inc. from January 1997 until January 1999, including purchasing, manpower acquisition, managing field office, project management and scheduling, materials, equipment, permits, and meetings.

Mr. Gardega held a position in Perkin Elmer's (a publicly traded company), division of Metco from 1978 to 1981 as special marketing representative and field service engineer. His function included training, customer support, materials, and applicable processes.

Mr. Gardega has held management positions in commercial electrical contracting projects throughout the United States. He also was President of National Thermal Spray, Inc., a developer and marketer of thermal coating systems from May 1985 until December 1989. He is an acknowledged expert in large scale installation of electrical and communications systems. He graduated from Empire State College in New York majoring in business administration.

EXECUTIVE COMPENSATION

Officer/Director Compensation:

Each operating officer is entitled to an annual base salary, plus reimbursement for documented out-of-pocket expenses. The Board of Directors also grants non-qualified options annually to each officer/director as additional future compensation for services rendered. The timing and extent of such option grants are made at the sole discretion of the Board of Directors and have an exercise price equal to the estimated fair-market-value on the date of the grant. There is no other compensation given beyond the annual base salaries and option grants. The following Summary Compensation Table sets forth the compensation for each executive officer/director for the past two fiscal years ended September 30;

Summary Compensation Table

Name and		Option
principal		Salary	awards	Total
position(s)	Year	($)	($)	($)

Andrew Mazzone,	2006	$60,000	$20,940	$80,940
Chairman & President	2007	$76,500	$53,048	$129,548

Thomas Gardega	2006	$60,000	$20,940	$80,940
Executive VP	2007	$76,500	$53,048	$129,548

The following table details the outstanding equity awards as of the last fiscal year ended September 30, 2007,

Option Awards
	Number of
	securities
	underlying
	unexercised	Option
	options	exercise	Option
	(#)	price	expiration
Name	exercisable	($)	date
Andrew Mazzone	76,667	$1.50	February 28, 2011
	150,000	$1.75	October 14, 2012
	75,000	$1.25	July 5, 2012

Thomas Gardega	60,000	$.75	February 28, 2010
	150,000	$1.50	February 28, 2011
	150,000	$1.75	October 14, 2012
	75,000	$1.25	July 5, 2012

All options are fully vested and are exercisable in whole, or in part, at the sole discretion of the option holder from the grant date through the expiration date. There were no stock awards.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Each executive officer is elected annually by the Board of Directors to hold their respective office until the annual meeting of shareholders and until their successors is chosen and qualified. Compensation for services as a director is fully reflected in the Summary Compensation Table.

DESCRIPTION OF PROPERTY

XIOM leases approximately 7,000 square feet of manufacturing and warehouse facility in West Babylon, New York pursuant to a four-year lease at $5,000 per month. This location also serves as Corporate Headquarters. In addition, the Company leases a 2,000 square foot training and testing facility adjacent to the above space on a month-to-month basis for $1,300 per month. Rent expense for fiscal 2007 and 2006 was approximately $76,500 and $60,000, respectively. The manufacturing and warehouse facility is adequate for the needs of the Company at this time. However, if it were necessary to expand the manufacturing and warehouse capacity, the Company would need to relocate its facilities, at an additional cost per month. Such location would be relatively easy to locate, however the initial cost of moving might be substantial.

EMPLOYEES

As of July 20, 2008, we employed approximately 18 persons. None of our employees are covered by collective bargaining agreements. We believe that our relations with or employees are good.

LITIGATION

The Company is not engaged in any litigation, nor is any litigation pending or been threatened.

EMPLOYMENT AGREEMENTS

As of the date of this filing, we do not have any formal written employment agreements with any officer or director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of July 20, 2008 with respect to the beneficial ownership of the 9,890,523 outstanding shares of the Company's Common Stock by (i) each person known by the Company to beneficially own five percent or more of the outstanding shares; (ii) the Company's officers and directors; and (iii) the Company's officers and directors as a group. A person is deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within sixty (60) days.

Identity of Shareholder	Number of Shares (1)	Percentage of Beneficial Ownership (1)
Andrew B. Mazzone	1,191,910	12.1%
513 Dryden Street Westbury, NY 11590 President and Director

Thomas Gardega	570,804	5.8%
200 Landmark Road Conway, SC 29527 Executive VP and Director

All Officers and Directors as A Group (2 Persons)	1,761,714	17.9%

*   Less than 5%

(1) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.

DILUTION

The tangible net book value as of September 30, 2007 was $(1,273,149), or $(0.16) per share of common stock. Tangible net book value per share represents tangible assets, less liabilities, divided by the number of shares of common stock issued and outstanding. The following table illustrates the dilution to the purchasers of 1,382,255 shares of common stock that would result from the exercise of the warrants included in the 7% Convertible Exchangeable Notes, after considering the 821,336 shares which would be issued from the mandatory conversion at $1.50 per share of the 7% Convertible Exchangeable Notes upon the effective date of this registration.

	Number of Shares of Common Stock
	821,336	821,336		821,336

Conversion/exercise price per share	$1.50	$2.00		$2.50

Tangible net book value before the current conversion of notes or current exercise of warrants	$(0.16)	$(0.07	)(1)	$0.11	(1)

Increase in tangible net book value attributable to conversion/exercise	$0.09	$0.17		$0.18

Pro-forma tangible net book value after conversion of notes and exercise of warrants	$(0.07)	$0.10		$0.29

Dilution per share to note and warrant holders	$1.62	$1.90		$2.21

(1) Considers the prior conversion of the notes and the prior exercise of warrants as appropriate.

The pro-forma tangible net book value would have been $(636,559) after the assumed mandatory conversion at $1.50 per share of the 7% Convertible Exchangeable Notes upon the effective date of this registration, $1,006,113 after the assumed exercise of the $2.00 warrants and $3,059,453 after the assumed exercise of the $2.50 warrants. This represents an immediate dilution of $1.62, $1.89 and $2.21, respectively.

OFFERING BY SELLING SHAREHOLDERS

The following tables set forth certain information concerning each of the selling shareholders. Beneficial ownership includes shares for which an individual, directly or indirectly, has or shares, voting or investment power or both. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. None of the Selling Shareholders have been an officer, or held any other material relationship with XIOM Corp. We will receive no proceeds from the sale of these shares, and will receive proceeds only from the exercise of the warrants, when and if sold. This offering of these common shares will begin when this registration statement on Form S-1 is declared effective. Since the selling stockholders may sell all, some or none of the shares offered hereunder, no estimate can be made of the total number of shares that are to be offered by the selling stockholders under this prospectus or that will be beneficially owned by each selling stockholder upon the completion of the offering to which this prospectus relates. To the best of the knowledge of XIOM Corp., none of the selling shareholders currently have a short position now, or in the past, in the shares of XIOM Corp. Each of the securityholders acquired the shares being offered for resale with by purchase under the Note offering or for services rendered to Xiom Corp. There is no continuing relationship between Xiom Corp and any of the selling shareholders, other than with Steve Grags and James W. Zimbler, control person for Miami Holdings LLC. XIOM engaged Basic Investors, Inc. ("Basic") as placement agent for the convertible notes sold between April 16, 2007 and June 15, 2007. As Placement Agent, Basic received $145,600 in cash based on 13% of the total gross proceeds, including 3% for non-accountable expenses, and $112,000 worth of Convertible Notes based on 10% of the total gross proceeds.

Each 7% Convertible Exchangeable Notes (interest payable semi-annually) at $1.50 per share (for a total of 20,000 shares) (the "Convertible Notes") included a $2.00 Warrant (for a total of 20,000 shares) and a $2.50 Warrant (for a total of 20,000 shares) to Purchase Common Stock (the "Warrants"). Each whole Note is convertible into 20,000 shares automatically at the effectiveness of the SEC Registration Statement registering the underlying common shares of the Notes and the Warrants. Each Warrant will be exercisable for one share of the Company's Common Stock at its exercise price at any time prior to the five year anniversary date of its issuance or callable by the Company in the event the Company's common stock trades at a $5.00 bid or above for 20 consecutive trading days.

None of the Selling Shareholders are broker-dealers, or affiliates of broker-dealers, except for Basic Investors, Inc.

Selling Shareholder	Total number Of shares owned prior to offering	Number of shares included in offering	Warrant Shares included in offering	% of Beneficial Ownership at completion of Offering (1)
Melchior Ancona	20,000	20,000	40,000	*
Frank Bua	- 0 -	10,000	20,000	*
William Schmidl	- 0 -	80,000	160,000	*
Richard Settducati	10,000	10,000	20,000	*
Fred Finocchiaro	- 0 -	80,000	160,000	*
Louis & Maria Chicca	25,000	66,667	133.334	*
Domenico & Maria Pinto	185,667	66,667	133.334	*
Antonio Suicis	99,667	66,667	133.334	*
Vickey Lanzieri Giannetti	11,850	10,000	20,000	*
Steve Grgas	22,133	13,334	26.668	*
Thomislava Grgas	43,241	66,667	133,334	*
Nancy Merriman	507	6,667	13,334	*
Kenneth Terminini	32,761	10,000	20,000	*
Diane Cowell and Timothy J Lawler	146,512	133,333	266,666	*
Giuseppe Mattina	17,673	33,333	66,666	*
John DeAngelis	507	6,667	13,334	*
A Grgas Contracting Co (2)	- 0 -	66,667	133,334	*
Basic Investors, Inc. (3)	50,000	74,667	149,334	*
Miami Holdings Company, LLC (4)	- 0 -	250,000	- 0 -	*
Lee Rubenstein	- 0 -	8,000	- 0 -	*
Strom Sales, Inc. (5)	- 0 -	10,000	- 0 -	*
Kevin Schlosser	25,000	30,000	- 0 -	*
Dan Schlosser	13,333	6,667	- 0 -	*
Henry C. Weber	- 0 -	12,500	- 0 -	*
Alan M. Ganz	- 0 -	12,500	- 0 -	*

Total Shares and shares underlying warrants included in registration statement: 2,973,675

(1) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.
(2) Steve Grgas is the control person for A Grgas Contracting Co
(3) Thomas Laundrie is the control person for Basic Investor, Inc.
(4) James Zimbler is the control person for Miami Holdings Company, LLC
(5) Robert Strom is the control person for Strom Sales, Inc.

The total dollar value of the shares of common stock underlying the convertible notes of XIOM has registered for resale is as follows;

Date of Sale of	Number of	Market Price	Total Value of
Convertible Notes	Underlying Securities	Per Share	Underlying Securities

May, 11, 2007	539,002	$1.70	$916,303
June, 14, 2007	282,334	$1.40	$395,268

Totals	821,336		$1,311,571

Compensation paid to Broker/Dealers and/or Placement Agents

Payment Date	Payment Amount	Description of Payment
May 11, 2007	$169,050	Placement Agent Fees (1)
June 14, 2007	$88,550	Placement Agent Fees (1)
October 1, 2007	$30,793	Interest Payments to Note Holders (2)
April 1, 2008	$43,242	Interest Payments to Note Holders (2)
October 1, 2008	$43,242	Interest Payments to Note Holders

Total	$374,877

(1)	Including $73,500 and $38,500 worth of Convertible Notes on May 11, 2207 and June 14, 2007, respectively.
(2)	Including $48,604 paid with 44,185 shares of restricted common stock valued at $1.10 in April 2008.

The total net proceeds from the sale of the Convertible Notes are $970,900 and the total payments to all selling shareholders in the first year after the sale of the Convertible Notes are $74,035.

Value of Convertible Note Conversions

Date of Sale of	Number of		Market	Conversion	(Premium)/
Convertible Notes	Underlying Securities		Value (1)	Value (2)	Discount

May, 11, 2007	539,002		$916,303	$808,503	$107,800
June, 14, 2007	282,334		$395,268	$423,501	$(28,233)

Totals	821,336	(3)	$1,311,571	$1,232,004	$79,567

(1)
Calculated based on the closing market price of $1.70 per share and $1.40 per share on May 11, 2007 and June 14, 2007, respectively, multiplied by the number of securities underlying the convertible notes on each date of sale.

(2)	Calculated based on the fixed conversion price of $1.50 multiplied by the number of securities underlying the convertible notes on each date of sale.
(3)	The total possible shares underlying the convertible notes, assuming no interest payments and complete conversion throughout the term of the notes.

The two warrants have an exercise price of $2.00 and $2.50 for the 821,336 shares underlying each of the warrants. As such, there is no discount by the selling shareholders on the date of sale of the convertible notes when compared to the closing market price of $1.70 per share and $1.40 per share on May 11, 2007 and June 14, 2007, respectively.

Total Gross Proceeds Paid, or Payable, in the Convertible Note Transactions;
Convertible Notes Sold	$1,232,000
Warrants @ $2.00 Per Share	1,642,672
Warrants @ $2.50 Per Share	2,053,340
Total	$4,928,012
All Payments Made, or to be Made	(374,877)
Net Proceeds	$4,553,135

The number of shares outstanding before the convertible note transactions that are held by persons other than the selling shareholders, affiliates of XIOM and affiliates of the selling shareholders.	7,421,041

The number of shares registered for resale by the selling shareholders, or affiliates of the selling shareholders, in prior registration statements.	-0-

The number of shares registered for resale by the selling shareholders, or affiliates of the selling shareholders, that continue to be held by the selling shareholders, or affiliates of the selling shareholders.
-0-

The number of shares that have been sold in registered resale transactions by the selling shareholders, or affiliates of the selling shareholders.	-0-

The number of shares registered for resale on behalf of the selling shareholders, or affiliates of the selling shareholders, in the current transaction.	2,464,008

It is the belief that Xiom Corp., will be able to make all payments due under the Convertible Notes. At the effectiveness of this Registration Statement, all Convertible Notes will thereupon be converted into shares of common stock, alleviating the need for Xiom Corp. to make any payments to the Note Holders, other than potentially interest due.

SHARES ELIGIBLE FOR FUTURE SALE

As of July 20, 2008, XIOM Corp. has 9,890,523 issued and outstanding shares of Common Stock, which includes the 454,667 shares of the selling shareholders. Assuming the 821,336 shares which will be issued upon the conversion of the 7% Convertible Exchangeable Notes plus the exercise of 1,382,255 shares underlying the warrants plus 260,417 shares to be issued upon the conversion of the separate convertible note, there will be a total of 11,422,088 shares issued and outstanding. The shares held by the officers and directors and other entities holding more than 5% of the issued and outstanding shares of the Company will be subject to the volume selling requirements of Rule 144. Of the current 9,890,523 shares of common stock issued, there are a total of approximately 6,156,446 restricted securities eligible for resale under Rule 144 at some time in the future.

Rule 144

Sales by Non-Affiliates. In general, under Rule 144, a holder of restricted common shares who is not and has not been one of our affiliates at any time during the three months preceding the proposed sale can resell the shares as follows:

• If we have been a reporting company under the Exchange Act for at least 90 days immediately before the sale, then:

(i) beginning six months after the shares were acquired from us or any of our affiliates, the holder can resell the shares, subject to the condition that current public information about us must be available (as described below), but without any other restrictions; and

(ii) beginning one year after the shares were acquired from us or any of our affiliates, the holder can resell the shares without any restrictions.

• If we have not been a public reporting company under the Exchange Act for at least 90 days immediately before the sale, then the holder may not resell the shares until at least one year has elapsed since the shares were acquired from us or any of our affiliates, and may resell the shares without restrictions after that time.

Sales by Affiliates.  In general, under Rule 144, a holder of restricted common shares who is one of our affiliates at the time of the sale or any time during the three months preceding the sale can resell shares, subject to the restrictions described below.

• If we have been a public reporting company under the Exchange Act for at least 90 days immediately before the sale, then at least six months must have elapsed since the shares were acquired from us or one of our affiliates; in all other cases, at least one year must have elapsed since the shares were acquired from us or one of our affiliates.

• The number of shares sold by such person within any three-month period cannot exceed the greater of:

• 1% of the total number of our common shares then outstanding; or

• the average weekly trading volume of our common shares during the four calendar weeks preceding the date on which notice on Form 144 with respect to the sale is filed with the SEC (or, if Form 144 is not required to be filed, the four calendar weeks preceding the date the selling broker receives the sell order).

• Conditions relating to the manner of sale, notice requirements (filing of Form 144 with the SEC) and the availability of public information about us must also be satisfied.

Current Public Information: In general, for sales by affiliates and non-affiliates, the satisfaction of the current public information requirement depends on whether we are a public reporting company under the Exchange Act.

• If we have been a public reporting company for at least 90 days immediately before the sale, then the current public information requirement is satisfied if we have filed all periodic reports (other than Form 8-K) required to be filed under the Exchange Act during the 12 months immediately before the sale (or such shorter period as we have been required to file those reports).

• If we have not been a public reporting company for at least 90 days immediately before the sale, then the requirement is satisfied if specified types of basic information about us (including our business, management and our financial condition and results of operations) are publicly available.

However, no assurance can be given as to (1) the likelihood of an active market for our common shares developing, (2) the liquidity of any such market, (3) the ability of the shareholders to sell the shares or (4) the prices that shareholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of our common shares, or the perception that such sales could occur, may adversely affect prevailing market prices of the common shares. See "Risk Factors—Shares Eligible for Future Sale" and "Risk Factors—Possible Volatility of Stock Price."

DESCRIPTION OF SECURITIES

The authorized capital stock consists of 50,000,000 shares of common stock, par value $.0001 per share.

Common Stock

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.0001 per share. Each share of Common Stock entitles its holder to one non-cumulative vote per share and, the holders of more than fifty percent (50%) of the shares voting for the election of directors can elect all the directors if they choose to do so, and in such event the holders of the remaining shares will not be able to elect a single director. Holders of shares of Common Stock are entitled to receive such dividends, as the board of directors may, from time to time, declare out of Company funds legally available for the payment of dividends. Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution to stockholders.

Stockholders do not have any pre-emptive rights to subscribe for or purchase any stock, warrants or other securities of the Company. The Common Stock is not convertible or redeemable. Neither the Company's Certificate of Incorporation nor its By-Laws provide for pre-emptive rights.

PLAN OF DISTRIBUTION

XIOM Corp. is registering the shares on behalf of the selling shareholders, as well as registering shares underlying warrants of the Company. Selling shareholders include donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by XIOM Corp. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders.

Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) on the Over the Counter Bulletin Board, in negotiated transactions, through put or call options transactions relating to the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.

The selling shareholders have advised XIOM Corp. that they have not entered into any agreements, understandings or arrangements with any underwriters or brokers/dealers regarding the sale of their securities. In addition, there is not an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The compensation paid as to a particular broker-dealer might be in excess of customary commissions.

The selling shareholders and any broker/dealers that act in connection with the sale of shares might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act. And, any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

Because selling shareholders are underwriters within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. XIOM Corp. has informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Upon XIOM Corp. being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act. The supplement shall disclose (1) the name of each such selling shareholder and of the participating broker-dealer(s), (2) the number of shares involved, (3) the price at which such shares were sold, (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (6) other facts material to the transaction. In addition, upon XIOM Corp. being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder are underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. Because the selling stockholders are "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. Each selling stockholder has advised us that the stockholder has not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares.

At the time a particular offer is made by or on the behalf of the selling security holders, a prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of common stock, and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for the shares purchased from the selling security holders, any discounts, commissions and other items constituting compensation from the selling security holders, any discounts, commissions, or concessions allowed, re-allowed, or paid to dealers, and the proposed selling price to the public.

XIOM Corp. will receive the proceeds of the 1,382,255 shares underlying the warrants if exercised by the holders. The Company will only receive the proceeds from, if the warrants are exercised. There is no guarantee that the warrants will be exercised.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS REGARDING INDEMIFICATION OF DIRECTORS AND OFFICERS REGARDING INDEMNIFICATION

The Certificate of Incorporation of the Company provides indemnification to the fullest extent permitted by Delaware law for any person whom the Company may indemnify thereunder, including directors, officers, employees and agents of the Company. In addition, the Certificate of Incorporation, as permitted under the Delaware General Corporation Law, eliminates the personal liability of the directors to the Company or any of its stockholders for damages for breaches of their fiduciary duty as directors. As a result of the inclusion of such provision, stockholders may be unable to recover damages against directors for actions taken by directors which constitute negligence or gross negligence or that are in violation of their fiduciary duties. The inclusion of this provision in the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and other types of stockholder litigation, even though such action, if successful, might otherwise benefit the Company and its stockholders

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the Corporation.

Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

DELAWARE ANTI-TAKEOVER LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

Provisions of Delaware law and our Certificate of Incorporation and By-Laws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware Corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

(i) The Board of Directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

(ii) Upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

(iii) On subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of the Corporation's voting stock.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we will file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

We have filed a registration statement on Form S-1 with the Commission to register shares of our common stock issued and issuable upon the conversion of the notes and exercise of warrants to be sold by the selling stockholders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us, or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above.

TRANSFER AGENT

The Transfer Agent and Registrar for the common stock is Manhattan Stock Transfer Registrar Company, P.O. Box 756, Miller Place, NY 11764 (631) 335-3128.

INTEREST OF NAMED EXPERTS AND COUNSEL

None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of XIOM Corp. Michael S. Krome, Esq., is the holder of a total of 110,000 shares of common stock of the Company, part of which was a portion of his legal fee from previous legal work for the Company. Furthermore, none of the experts was hired on a contingent basis and none of the other experts named herein will receive a direct or indirect interest in XIOM Corp.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Michael S. Krome, Esq., 8 Teak Court, Lake Grove, New York 11755, (631) 737-8381.

EXPERTS

Our audited financial statements as of September 30, 2007 and 2006, and for the years then ended, have been included in this prospectus and in the registration statement filed with the Securities and Exchange Commission in reliance upon the report of independent auditors for the fiscal years ended September 30, 2007 and 2006 upon authority as experts in accounting and auditing. N. Blumenfrucht, CPA, PC's report on the financial statements for the fiscal year ended September 30, 2006 can be found at the end of this prospectus and in the registration statement. Michael T. Studer CPA P.C.'s report on the financial statements for the fiscal year ended September 30, 2007 can be found at the end of this prospectus and in the registration statement.

N. Blumenfrucht CPA PC
1040 East 22nd Street
Brooklyn New York 11210
Tel.- 718-692-2743
Fax -718-692-2203

To The Board of Directors and Stockholders of XIOM Corp.

We have audited the accompanying balance sheet of XIOM Corp. (formerly known as Panama Industries, LTD.) as of September 30, 2006 and the related statements of operations, stockholders’ equity and cash flows for the year ended September 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Oversight Board (United States) Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of XIOM Corp., as of the September 30, 2006 and the results of its operations and its cash flows for the year ended September 30, 2006 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that XIOM Corp. will continue as a going concern. As discussed in Note 16 to the financial statements, the Company has an accumulated deficit of approximately $245,000. The Company incurred a net loss for the period ended September 30, 2006 of approximately $800,000 and has working capital of approximately $130,000. These factors raise substantial doubts about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 16. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Brooklyn New York
January 10, 2007

/s / N. Blumenfrucht CPA PC
27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
XIOM Corp.

I have audited the accompanying balance sheet of XIOM Corp. (the Company) as of September 30, 2007 and the related statements of operations, stockholders’ equity(deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit. The financial statements of XIOM Corp. as of September 30, 2006 were audited by another auditor whose report dated January 10, 2007 included an emphasis paragraph relating to a going concern uncertainty.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial state 5ments. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of XIOM Corp. as of September 30, 2007 and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 18 to the financial statements, the Company has incurred losses for the years ended September 30, 2007 and 2006 and has a deficiency in stockholders’ equity at September 30, 2007. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 18. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 /s/ Michael T. Studer CPA P.C.

Freeport, New York
January 14, 2008
28

XIOM Corp.

FINANCIAL STATEMENTS

AS OF AND FOR THE FISCAL YEARS ENDED

September 30, 2007 and 2006

and

AS OF AND FOR THE SIX MONTHS ENDED

March 31, 2008

XIOM Corp.
Balance Sheets
As Of September 30,

	2007	2006
Assets
Current Assets
Cash and Cash Equivalents	$312,718	$90,495
Accounts Receivable, Net of
Allowance for Doubtful Accounts	115,854	126,191
Inventory	174,234	54,800
Prepaid Expenses	13,073	99,378
Other Current Assets	55,660	21,117

Total Current Assets	671,539	391,981

Fixed Assets, Net of Accumulated
Depreciation & Amortization	203,697	98,953

Other Assets
Intangible Assets, Net of
Accumulated Amortization	401,295	163,445
Retainage Receivable	23,705	22,377
Security Deposits	6,815	6,815

Total Other Assets	431,815	192,637

Total Assets	$1,307,051	$683,571

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities
Accounts Payable and
Accrued Expenses	$560,998	$204,889
Convertible Note Payable	250,000	-
Notes Payable	51,143	53,578

Total Current Liabilities	$862,141	$258,467

Long-Term Liabilities
Convertible Notes Payable, Net of
Unamortized Discounts	636,590	-
Shareholder Loan	9,775	-

Total Liabilities	1,508,506	258,467

Common Stock, Subject To Rescission Rights	670,399	670,399

Stockholders' Equity (Deficit)
Common Stock	764	653
Additional Paid-In Capital	3,541,454	1,444,415
Retained Earnings (Deficit)	(4,414,072)	(1,690,363)

Total Stockholders' Equity (Deficit)	(871,854)	(245,295)

Total Liabilities and
Stockholders' Equity Deficit)	$1,307,051	$683,571

See accompanying notes to financial statements

XIOM Corp.
Statements of Operations

For The Years Ended September 30,

	2007	2006

Sales	$933,194	$629,336

Cost of Sales	755,380	423,415

Gross Profit	177,814	205,921

Selling, General and Administrative Expenses	2,511,782	1,007,242

Operating Income (Loss)	(2,333,968)	(801,321)

Other Income (Expenses);

Loss on Joint Venture Investments	(311,044)	-
Interest Expense	(78,697)	(4,500)

Total Other Income (Expenses)	(389,741)	(4,500)

Net Income (Loss)	($2,723,709)	($805,821)

Basic and Diluted Income (Loss) per Share	($0.35)	($0.13)

Weighted Average Number of Shares
Outstanding, Basic and Diluted	7,752,047	6,374,448

See accompanying notes to financial statements

XIOM Corp.
Statements of Stockholders' Equity (Deficit)
For The Years Ended September 30, 2007 and 2006

	Common Stock		Additional	Retained	Total
	Number of	Par	Paid-In	Earnings	Shareholders'
	Shares	Value	Capital	(Deficit)	Equity (Deficit)

Balance, September 30, 2005	5,842,075	584	791,182	(884,542)	(92,776)

Issuance of Common Stock for Consulting Services	143,514	15	178,287		178,302

Options exercised in exchange for Accrued Compensation, Shareholder Loan and Accrued Consulting Fees	546,666	54	434,946		435,000

Value of stock options granted during the year			40,000		40,000

Net (Loss) for the year ended September 30, 2006				(805,821)	(805,821)

Balance, September 30, 2006	6,532,255	653	1,444,415	(1,690,363)	(245,295)

Issuance of Common Stock for Consulting Services	449,820	46	661,220		661,266

Issuance of Common Stock for Sales Commissions	8,679	1	13,018		13,019

Issuance of Common Stock for the purchase of a thermal spray technology	75,000	8	134,992		135,000

Issuance of Common Stock related to a private
placement agreement penalty	25,000	3	(3)		0

Issuance of Common Stock for equity investments in joint ventures and related stock option	250,000	25	324,975		325,000

Common Stock Warrants exercised in exchange
for Note Payable	13,334	1	9,999		10,000

Private placements of Restricted Common Stock	54,889	5	78,295		78,300

Exercise of Common Stock Warrants	67,301	6	50,469		50,475

Issuance of Common Stock to repay Notes Payable	30,000	3	29,997		30,000

Options exercised in exchange for Accrued Compensation, Shareholder Loan and Accrued Consulting Fees	146,667	14	139,986		140,000

Purchase and retirement of Treasury Shares	(10,000)	(1)	(13,999)		(14,000)

Value of stock options granted during the year			286,223		286,223

Value of Warrants attached to Convertible Notes			143,672		143,672

Beneficial conversion feature of Convertible Notes			238,195		238,195

Net (Loss) for the year ended September 30, 2007				(2,723,709)	(2,723,709)

Balance, September 30, 2007	7,642,945	764	3,541,454	(4,414,072)	(871,854)

See accompanying notes to financial statements.

XIOM Corp.
Statements of Cash Flow
For The Years Ended September 30,

	2007	2006
Cash Flows from Operating Activities:

Net Income (Loss)	($2,723,709)	($805,821)

Adjustments to reconcile net income (loss) to
net cash used in operating activities:
Depreciation and Amortization	47,449	21,530
Increase in Allowance for Doubtful Accounts	35,000	-
Issuance of Shares for Services	661,266	178,302
Value of Stock Option Grants	286,223	40,000
Amortization of Convertible Note Discounts	47,557	-
Loss on Joint Venture Investments	311,044	-
Issuance of Shares for Sales Commissions	13,019	-
Changes in operating assets and liabilities:
Accounts Receivable, Net	(24,663)	(112,309)
Inventory	(119,434)	(43,790)
Prepaid Expenses	86,305	(99,378)
Other Current Assets	(53,184)	(2,476)
Retainage Receivable	(1,328)	(16,119)
Security Deposits	-	(4,667)
Accounts Payable and Accrued Expenses	393,318	211,693
Accrued Compensation,
Before Non-Cash Adjustments	100,000	120,000

Total Adjustments	1,782,572	292,786

Net cash provided (used) in operating activities	(941,137)	(513,035)

Cash Flows from Investing Activities:
Purchase of Additional Overseas Patents	(121,645)	(58,132)
Purchase of Fixed Assets	(133,398)	(65,814)
Additional Investments in Joint Ventures	(96,044)	-

Net cash provided (used) by investing activities	(351,087)	(123,946)

Cash Flows from Financing Activities:
Common Stock, Subject to Rescission Rights	-	670,399
Sale of Restricted Common Stock	78,300	-
Exercise of Common Stock Warrants	50,475	-
Proceeds from Convertible Notes	1,220,900	-
Proceeds from Notes Payable, Net	37,565	39,578
Proceeds from exercise of Stock Option	110,000	-
Purchase of Treasury Shares	(14,000)	-
Proceeds from (repayment of) Shareholder Loan,		-
Before Non-Cash Adjustments	31,207	(2,578)

Net cash provided (used) by financing activities	1,514,447	707,399

Net increase (decrease) in cash and cash equivalents	222,223	70,418

Cash & Cash Equivalents, Beginning of Period	90,495	20,077

Cash & Cash Equivalents, End of Period	$312,718	$90,495

(Continued)

XIOM, Corp.
Statements of Cash Flow
For The Years Ended September 30,
(Continued)

	2007	2006

Supplemental Disclosures

Non-Cash Financing and Investing Activities:

Issuance of shares for equity in Joint Ventures	$215,000	-
Issuance of shares to repay Notes Payable	$30,000	-
Issuance of shares for Sales Commissions	$13,019	-
Issuance of shares for purchase of
Thermal Spray Technology	$135,000	-
Note payable as consideration for warrants exercised	$10,000	-
Options exercised in exchange for Accrued Compensation,
Shareholder Loan and Accrued Professional Fees	$140,000	$435,000
Issuance of Shares for Services	$661,266	$178,302
Value of Stock Option Grants	$286,223	$40,000

Interest and Taxes Paid:
Interest Expense	-	$4,500
Income Taxes	-	-

See accompanying notes to financial statements

XIOM Corp.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2007 AND 2006

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ENTITY AND ORGANIZATION

XIOM Corp. ("XIOM or "the Company") was incorporated in March 1998, but was inactive until May 1999. At that time, all operating assets and liabilities of Thermaltec International Corp. ("Thermaltec"), the previous parent company, were transferred into XIOM. In June 2001, XIOM was spun out from Thermaltec upon which the shareholders of Thermaltec received one common share of XIOM for every three common shares of Thermaltec. Through fiscal 2007, XIOM has continually developed and refined its patented industrial based thermal spray coating technology which is sold directly to commercial customers and coating contractors.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

Revenues derived from sales of the patented thermal spray technology with terms of less than thirty days are recognized based on the accrual method of accounting.

Revenues from contracts which have terms greater than thirty days, and are fixed-price contracts, are recognized on the percentage-of-completion method, measured by the percentage of actual cost incurred to date, to the estimated total cost for each contract. On those contracts which are not fixed-price in nature and which contractually require the billing of actual costs and expenses incurred during the period, revenue is recognized as the actual amount invoiced during the period.

Estimated costs and revenues are based upon engineering estimates of the work performed to date relative to the total work required under the contract. Changes in contract estimates which result in changes in estimated profit are applied to the cumulative work accomplished on the project. The re-calculated gross profit on the contract is applied to the revenues recorded to date for the entire life of the contract and the resulting income or loss is recorded in the current period. The Company has experienced no material contract losses to date.

CASH AND CASH EQUIVALENTS

For the purpose of financial statement presentation, the Company includes cash on deposit, money market funds, amounts held by brokers in cash accounts and funds temporarily held in escrow to be cash equivalents.

ACCOUNTS RECEIVABLE

Accounts receivable have been adjusted for all known uncollectible contracts and customer accounts. An allowance for doubtful contracts has been provided based on such analysis.

INVENTORY

Inventory consists primarily of various parts, materials and supplies utilized in the assembly and the operation of the thermal spray coating system and is valued at the lower of cost (first-in, first-out) or market.

PROPERTY, EQUIPMENT AND DEPRECIATION

Property and equipment is stated at cost. Major expenditures for property and those that substantially increase useful lives, are capitalized. Maintenance, repairs, and minor renewals are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and resulting gains or losses are included in income. Depreciation is provided by utilizing the straight-line method over the estimated useful lives of the assets.

EQUITY INVESTMENTS

Equity investments of 20% to 50% ownership are accounted for using the Equity Method of accounting. Equity investments of less than 20% ownership are accounted for using the Cost Method of accounting and equity investments of greater than 50% ownership are consolidated with the financials of the Company, as appropriate.

XIOM Corp.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2007 AND 2006

EARNINGS (LOSS) PER SHARE

The Company has adopted SFAS No. 128, "Earnings per Share", which requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all publicly traded entities, as well as entities that have made a filing or are in the process of filing with a regulatory agency in preparation for the sale of securities in a public market.

Basic EPS is computed by dividing net income or loss available to common shareholders by the weighted average number of common shares outstanding during the period. The computation of Diluted EPS gives effect to all potentially dilutive common shares during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings.

INCOME TAXES

The Company has adopted Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes".

DEFERRED INCOME TAXES

Deferred tax assets arise principally from net operating losses and capital losses available for carryforward against future years' taxable income.

FOREIGN CURRENCY TRANSLATION

For future foreign subsidiaries, where the functional currency is other than the U.S. Dollar, revenue and expense accounts will be translated at the average rates during the period, and the balance sheet items will be translated at period end rates. Translation adjustments arising from the use of differing exchange rates from period to period will be included as a component of Stockholders' Equity. Gains and losses from foreign currency transactions are included in Net Income. In the years ended September 30, 2007 and 2006, all foreign sales were transacted in U.S. dollars.

SHARE BASED PAYMENTS

Share based payments are made primarily to outside consultants and other professional service providers, from time to time, subject to current cash flow conditions and at the discretion of the Board of Directors. The compensation cost is determined based on the fair value of the shares at the date of issuance. Shares issued for services to be provided to the Company are treated as Prepaid Expenses and the fair value of the shares is amortized over the respective contract term.

RECLASSIFICATIONS

Certain accounts in the prior-year financial statements have been reclassified for comparative purposes to conform to the presentation in the current-year financial statements.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Certain accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on the Company's financial position and results of operations from the adoption of these standards is not expected to be material.

2.	INVENTORY

	As of September 30,
	2007	2006
Inventory consists of the following:

Parts and Supplies	$73,609	$32,974
Coating Powders	81,264	21,826
Finished Goods	19,361	-0-

Total Inventory	$174,234	$54,800

XIOM Corp.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2007 AND 2006

The Company has determined that a reserve for obsolete, or slow moving, inventory is not required because the assembly of the spray system and the blending of powders is done based on actual sales orders and not for the shelf. The Finished Goods inventory at the respective balance sheet dates represents completed systems and blended powders related to specific sales orders that were shipped subsequent to the balance sheet dates.

3.	PREPAID EXPENSES

Prepaid Expenses at September 30, 2006 represents the net balance remaining to be written-off in fiscal 2007 related to advance payments made for two separate agreements that commenced in July 2006; one for marketing services in Asia and the other for merger and acquisition services. Both contracts, which are with two separate groups, have a one year term and are not renewable. Payment for one contract was made in restricted common stock and the other was made in both cash and restricted common stock. Shares were issued based on the fair market value of the services to be provided, converted at $1.30 per share, the estimated fair market value of the common stock on the date of both issuances.

4.	FIXED ASSETS

		As of September 30,
	Estimated useful	2007	2006
	Life – years
Machinery and equipment	5-10	$105,882	$66,945
Vehicles	3-5	28,411	16,411
Office Equipment	3-5	20,053	11,781
Furniture and Fixtures	5-7	9,254	5,543
Computer Software	5-7	23,859	-
Leasehold improvements	5-31.5	80,414	33,438
		267,873	134,118
Less accumulated depreciation and amortization		(64,176)	(35,165)

Net property and equipment		$203,697	$98,953

Fixed asset depreciation and amortization for the years ended September 30, 2007 and 2006 was $28,654 and $12,743, respectively.

5.	INTANGIBLE ASSETS

	As of September 30,
	2007	2006
Intangible assets consist of:

Patents pending related to the low temperature, low speed, thermal spray gun, control unit and powder feeder;
Acquisition cost of technology in August of 2004	$122,500	$122,500
Additional legal fees and expenses	179,777	58,132

Technology related to the high temperature, high speed thermal spray technology acquired from an officer in February 2007	135,000	-

Total acquisition cost	437,277	180,632

Less: Accumulated Amortization	(35,982)	(17,187)

Intangible Assets, Net	$401,295	$163,445

The patents pending and technology acquired are amortized using the straight-line method over their estimated economic life of seventeen (17) years

Amortization expense for the years ended September 30, 2007 and 2006 was $18,795 and $8,787, respectively. Amortization expense for each of the succeeding five fiscal years ending September 30, 2008 through 2012 is expected to be approximately $26,000, which will increase as additional patent expenses are incurred in the future.

During fiscal 2007 and 2006, the Company applied for, and received, additional domestic and overseas patents pending for the thermal spray technology and process related to the low temperature, low speed, thermal spray gun, modular control unit and material powder feeder. Legal fees and expenses incurred to obtain these patents totaled $121,645 and $58,132 in fiscal 2007 and 2006, respectively.

In February 2007, one of the officers, who is also a shareholder, sold his entire interest in a high temperature, high speed, thermal spray technology he previously acquired personally from HV Plastic Spray Systems, Inc., for 75,000 restricted common shares of XIOM. These shares were issued based on the fair market value of the spray technology converted at $1.80 per share, which approximated the fair market value of the common stock on the date the shares were issued.

XIOM Corp.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2007 AND 2006

6.	RETAINAGE RECEIVABLE

Retainage receivable represents the cumulative amount held-back from each percentage-of-completion billing pursuant to long-term contracts. Such amounts will be paid to the Company upon the completion of each contract and final customer approval. The net increase (decrease) in Retainage Receivable for fiscal 2007 and 2006 was $1,328 and 16,119, respectively. As of September 30, 2007, the Retainage Receivable balance is $23,705.

7.	INVESTMENTS IN JOINT VENTURES

During the first six months of fiscal 2007, XIOM established several separate equity interests with joint venture partners in China, Europe, Massachusetts and Kentucky. The Company's equity interests range from 35% to 45% of the entire legal business entity depending on several factors, including the level of technology to be deployed, the related geography and size of the potential marketplace. The equity interests were acquired by the Company in exchange for a total of 150,000 shares of restricted common stock, incurring certain direct costs to establish the joint ventures and by providing its patented thermal spray technology pursuant to separate master licensing and master operating agreements with each joint venture partner. The Company's pro-rata share of net income, or loss, from each joint venture is recorded in the books and records utilizing the Equity Method of accounting.

One principal in the Kentucky joint venture received an option, dated September 1, 2006, to purchase 100,000 shares of restricted common stock at $1.10 per share as consideration for his services in establishing and setting up a separate corporation as a master licensee of XIOM. The option is fully vested and is exercisable, in whole or in part, at the sole discretion of the grantee through August 31, 2008 and may not be assigned, or otherwise transferred. The value of this option was determined based on a calculated value method using the historical volatility of the industry sector index related to the small-cap version of the Industrial Suppliers sub-sector, within Support Services for Industrial Goods and Services. Specifically, the Company used the Black-Scholes option-pricing formula, which produced a value of $.16 per option share. This resulted in the Company recording an additional investment in the Kentucky joint venture of $16,000 for fiscal 2006 that was treated as Additional Paid-In Capital. Assumptions used in the calculation included the contractual life of the option as the expected term, a risk free rate of 3.5% and a market price volatility factor of 20%. This option was exercised in full and 100,000 shares of restricted common stock were issued in December 2006 in exchange for the entire exercise price of $110,000.

Except for the Massachusetts joint venture, these joint ventures were substantially non-operational as of September 30, 2007, and had no reportable operating results for fiscal 2007. The Company has recognized a loss to the extent that the total investment in each joint venture exceeds its pro-rata share of the net book value of each joint venture at September 30, 2007. This evaluation resulted in the Company recognizing a loss of $311,044 and the establishment of a corresponding reserve for each joint venture investment totaling this amount.

8.	ACCRUED COMPENSATION

Accrued Compensation represents compensation that has been accrued for each of the two operating officers of the Company. The value of their services was determined to be $60,000 each annually for both fiscal 2007 and 2006. During fiscal 2007 and 2006, $120,000 of Accrued Compensation was used by the two operating officers as consideration for the exercise of certain non-qualified stock options granted to them in March 2005 and March 2006 (See Note 14.).

9.	NOTES PAYABLE

At September 30, 2006, Notes Payable included thirty $1,000 convertible discounted notes, with redemption rights, dated October 1, 2005. These notes each had a one year term and a 15% discount, which yielded a 17.6% rate of return, and were convertible into 1,000 shares of restricted common stock for each $1,000 note at any time, by the holder, from month one through month twelve. The Company can redeem the notes at any time during the first eleven months by paying the face amount of the notes. The holders elected to convert these notes in the twelfth month and, as a result, 30,000 shares of restricted common stock were issued to them. Interest expense related to these notes was $4,500 for fiscal 2006.

During fiscal 2007, one note holder, who is also a shareholder, elected to exchange $10,000 owed by the Company as consideration for the exercise of certain common stock warrants held by the note holder (See Note 11).

In September 2007, the Company obtained a discounted note from a private lender with a face value of $30,000 and net proceeds of $25,800. Payments of $2,500, including interest, are due monthly for one year.

The balance of Notes Payable at September 30, 2007 is approximately $25,000, which represents several non-interest bearing demand notes payable to certain individuals in varying amounts.

10.	CONVERTIBLE NOTES PAYABLE

In April 2007, XIOM obtained bridge financing from an investment fund in the amount of $250,000. The Company and the fund subsequently agreed to convert this note, at the option of the holder, into 260,417 shares of common stock at a conversion price of $.96 per share. This note has a term of one year, is non-interest bearing and has "piggy back" registration rights.

XIOM Corp.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2007 AND 2006

The Company entered into an investment banking relationship with one of its management and financial consultants in early April of 2007 (See Note 13.). It was decided that Convertible Exchangeable Notes ("Notes") with interest at 7% per annum paid semi-annually due April 1, 2012 would be sold via a Confidential Private Offering Memorandum (Offering"), with a minimum of $500,000 and a maximum of $3,000,000 to be raised. Each note has a face value of $30,000 and is convertible into 20,000 shares of common stock at a conversion price of $1.50. In addition, each Note holder will receive 20,000 Warrants with an exercise price of $2.00 per share and 20,000 Warrants with an exercise price of $2.50 per share. Each Warrant is exercisable for one share of the Company's common stock at its stated exercise price at any time prior to the five year anniversary of its issuance, or is callable by the Company in the event that the Company's common stock trades at a $5.00 "Bid Price", or above, for 20 consecutive trading days. Each Note will convert automatically upon the effectiveness of the SEC Registration Statement registering the underlying common shares of the Notes and Warrants. If a Registration Statement is not declared effective within one year from the final closing date of the Offering, then the Note holders may elect to accelerate the maturity date and, in default of payment, shall accrue interest at a default rate of 15% per annum until payment is made. By early May, the Broker had raised gross proceeds of $735,000 and escrow was closed on this initial round of financing. The Company received net proceeds of $635,950, after considering investment banking fees and related costs of $99,050. In addition, the Company issued $73,500 worth of Notes to the Broker as additional consideration as per their agreement with the Company. The second, and final, round of financing closed in early June with net proceeds of $334,950, after considering investment banking fees and related costs of $50,050. In addition, the Company issued $38,500 worth of Notes to the Broker as additional consideration as per their agreement with the Company. On June 15, 2007, XIOM formally closed the Offering and, as required, proceeded to commence the registration of the common shares related to the Notes and the underlying Warrants.

At September 30, 2007, the Convertible Notes consists of;

Face Value of Convertible Notes	$1,232,000
Beneficial Conversion Feature Discount,
Net of accumulated amortization of $17,596	(220,599)
Value Attributable to Warrants Issued,
Net of accumulated amortization of $10,463	(133,209)
Placement Costs and Fees Paid To Broker,
Net of accumulated amortization of $19,498	(241,602)

Convertible Notes, Net of Unamortized Discounts	$636,590

In accordance with Emerging Issues Task Force ("ETIF") 98-5, XIOM recognized an imbedded beneficial conversion feature present in these notes. The Company measured an aggregate of $238,195 of the proceeds, which is equal to the intrinsic value of the imbedded beneficial conversion feature, and recognized it as Additional Paid-In Capital and a discount against the Convertible Notes. This discount is being amortized as Interest Expense over the five year maturity period of the Convertible Notes.

In accordance with ETIF 00-27, XIOM recognized the value attributable to the Warrants in the amount of $143,672 as Additional Paid-In Capital and a discount against the Convertible Notes. The Company valued the Warrants using the Black-Scholes pricing model. Assumptions used in the calculation included the contractual term of the Warrants (five years) as the expected term, a risk free rate of 3.5% and a market price volatility factor of 20%. The debt discount attributable to these Warrants is being amortized as Interest Expense over the five year maturity period of the Convertible Notes.

11.	SALES TO MAJOR CUSTOMERS AND BY CUSTOMER GEOGRAPHIC AREA

For the fiscal years ending September 30, 2007 and 2006, the Company had one major customer in each year that accounted for approximately 15% and 25%, respectively, of total sales. Each customer represented approximately 16% and 50% of trade accounts receivable as of September 30, 2007 and 2006, respectively.

Sales by customer geographic area is as follows:

	Year Ended September 30,
	2007	2006

United States	$634,519	$478,237
Other North America	249,272	125,199
Europe	49,403	25,900
Asia	-	-

Total	$933,194	$629,336

As of September 30, 2007, there are no long-lived assets in any foreign operation outside of the United States.

XIOM Corp.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2007 AND 2006

12.	COMMITMENTS AND CONTINGENCIES

LEASES

The Company leases office, manufacturing and warehouse space pursuant to a four year lease that expires May, 31 2010 for approximately $5,000 per month. In addition, the Company leases a training and testing facility adjacent to the above space on a month-to-month basis for $1,300 per month. Rent expense for fiscal 2007 and 2006 was approximately $76,500 and $60,000, respectively.

CONSULTING AGREEMENTS

The Company had an agreement with a consulting engineer who provided technical support and testing services directly related to the thermal spray coating technology and the powder formulas utilized in the application process. This agreement called for a base ten hours of work per week at $50 per hour plus reimbursement for out-of-pocket expenses, as well as 8,400 shares of restricted common stock due in advance of each contract term. Any time incurred beyond the base weekly hours was payable at $50 per hour, plus 70 shares of restricted common stock for each hour worked above the ten base hours, valued at the estimated fair market value of the common stock on the date such shares are earned. This contract automatically renewed each May, but was terminated by mutual agreement between the Company and the engineer effective December 31, 2006.

XIOM has an agreement with a consulting group that provides merger, acquisition and related services to the Company for a monthly retainer of $4,000 commencing September 2005. This monthly retainer was increased to $6,000 upon the initial annual renewal in September 2006. After the initial annual renewal, this agreement renews year to year by written agreement between both the Company and the consulting group.

The Company has an agreement with a consultant to provide recurring accounting, tax and financial management services. Compensation is based on one third (33%) of any and all compensation paid to the President of XIOM. Such compensation can be in the form of cash, common stock or options, or any combination thereof, and is paid in like kind at the same time said compensation is paid to the President. This agreement may be terminated by either party upon ninety days written notice to the other party.

13.	COMMON STOCK

	As of September 30,
	2007	2006
Common Stock is as follows:
Common Stock, $.0001 par value, shares authorized	50,000,000	10,000 000
Shares issued and outstanding, including 563,718 shares subject to rescission rights	8,206,663	7,095,973
Par Value	$821	$710

In August 2007, the Board of Directors of XIOM, by the written consent of the holders in excess of 50% of the voting rights of the shareholders of the Company, approved an increase in the number of authorized shares of common stock from 10,000,000 to 50,000,000 shares.

In January 2007, the Company issued 25,000 and 100,000 shares of restricted common stock related to two separate consulting agreements for management and financial consulting services. Both agreements are for twelve months and are not renewable. The agreements also require that 75,000 shares and 300,000 shares, respectively, be held in escrow, pursuant to separate escrow agreements, and that such shares be issued by the escrow agent at intervals of three months, six months and nine months from the date of the consulting agreements. Either, or both, contracts may be cancelled by the Company upon written notice to the consultant(s) prior to the end of each quarterly release of shares from escrow. In addition, the Company has granted "piggy back" registration rights to register the consulting shares, whether or not released from escrow, in any subsequent registration statement filed by the Company, at the cost and expense of the Company. In the event the Company enters into an investment banking agreement with the first consultant during the term of the consulting agreement, then the consultant will waive its due-diligence fee and limit its compensation on any money raise up to no greater than a 10% commission, a 3% non-accountable expense allowance, a $3,500 placement agent's counsel fee and 10% of like kind securities as those sold in any offering (See Note 10.). On June 15, 2007, XIOM formally cancelled both consulting agreements and 50,000 shares and 200,000 shares, respectively, were returned from escrow to the Company, cancelled and returned to treasury.

During fiscal 2006 and 2007, the Company issued 143,514 shares and 458,499 shares, respectively, of restricted common stock to several vendors as consideration for engineering consulting, merger and acquisition consulting, marketing services, management services and sales commissions provided during each fiscal year. These shares were issued based on the fair market value of the services provided and converted at the estimated fair market value of the common stock on the date of each issuance.

Pursuant to an agreement with an investment fund in June 2006, XIOM is responsible to pay a penalty, in the form of common stock and warrants, equal to 2% of the total investment per month beginning 90 days after the investment and until notification is received confirming their effectiveness as a publicly traded company. The agreement also requires that XIOM exchange the 192,307 restricted common shares that the fund purchased in June for registered shares upon the effectiveness of the registration statement, which included 500,000 shares for sale to the public.

XIOM Corp.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2007 AND 2006

As a result of the effective date being October 20, 2006, the Company issued 25,000 shares of restricted common stock and 25,000 warrants, with an exercise price of $1.30, in December 2006 as satisfaction for the penalty. These additional restricted common shares were also exchanged for registered common shares at that time.

In December 2006 and February 2007, the Company completed separate private placement offerings in which it sold and issued 41,000 shares and 13,889 shares, respectively, of restricted common stock at a price of $1.30 per share and $1.80 per share, respectively, which approximated the fair market value on the date of each issuance. In addition, the stockholders that purchased these shares also received a warrant to purchase one share of common stock for each share they purchased. Each warrant has an exercise price of $1.30 per share and $1.80 per share, respectively, and a term of one year.

During the first two quarters of fiscal 2007, the Company issued 80,635 shares of registered common stock from the exercise of various warrants originally issued and included in the SB-2 Registration Statement that became effective in October 2006. The exercise price of these warrants was $.75 per share. One of the shareholders that exercised his warrant for 13,334 shares used part of a Note Payable due him from the Company as consideration for his exercise price.

In February 2007, one of the officers, who is also a shareholder, sold his entire interest in a certain spray technology he previously acquired personally from HV Plastic Spray Systems, Inc., for 75,000 restricted common shares of XIOM. These shares were issued based on the fair market value of the spray technology converted at $1.80 per share, which approximated the fair market value of the common stock on the date the shares were issued. This technology has been classified as an Intangible Asset and is being amortized on a straight-line basis over its estimated useful life, which is seventeen (17) years.

During fiscal 2006, the company sold and issued, in two separate private placements, 563,718 shares of restricted common stock for a total of $670,399. Because these shares were issued during, but not included in, the Company's SB-2 registration statement that became effective in October 2006, such shares are subject to rescission rights by the shareholders who purchased these shares. Common stock, subject to rescission rights, has not been included in Stockholders' Equity, but has been disclosed separately on the face of the balance sheet (See Note 17.).

14.	STOCK OPTIONS

On October 1, 2005, XIOM granted non-qualified options to several employees of the Company to purchase a total of 67,500 shares of restricted common stock at a price of $.75 per share, which approximates the fair market value on the date of the grant. The options are fully vested and are exercisable, in whole or in part, at the sole discretion of the grantee through September 30, 2010 and may not be assigned or otherwise transferred.

On March 1, 2006, XIOM granted three separate options to purchase a total of 350,000 shares of restricted common stock at a price of $1.50 per share, which approximates the fair market value on the date of the grant. The two operating officers, who are also shareholders, each received an option to purchase 150,000 restricted common shares and a consultant to the company received an option to purchase 50,000 restricted common shares as partial consideration for providing accounting services for fiscal 2006. The options are fully vested and are exercisable, in whole or in part, at the sole discretion of the grantee through February 28, 2011 and may not be assigned, or otherwise transferred. The value of the options was determined based on a calculated value method using the historical volatility of the industry sector index related to the small-cap version of the Industrial Suppliers sub-sector, within Support Services for Industrial Goods and Services. Specifically, the Company used the Black-Scholes option pricing formula, which produced a value of approximately $.14 per option share. This resulted in the Company recording additional compensation and consulting expense of approximately $49,000 that was treated as Additional Paid-In Capital. Assumptions used in the calculation included the contractual life of the option as the expected term, a risk free rate of 3.5% and a market price volatility factor of 20%.

In March 2006, the two operating officers, who are also shareholders, partially exercised their March 2005 options and purchased 420,000 shares of restricted common stock at $.75 per share. Accrued Compensation and the Shareholder Loan were off-set and used as consideration for acquiring these option shares. A consultant to the company also partially exercised his March 2005 options and purchased 40,000 shares of restricted common stock at $.75 per share. Accrued professional fees were off-set and used as consideration for acquiring these option shares.

In September 2006, the two operating officers, who are also shareholders, partially exercised their March 2005 and March 2006 options, and purchased 40,000 shares of restricted common stock at $.75 per share and 33,333 shares of restricted common stock at $1.50 per share. Accrued Compensation and the Shareholder Loan were off-set and used as consideration for acquiring these option shares. A consultant to the company also partially exercised his March 2005 options and purchased 13,333 shares of restricted common stock at $.75 per share. Accrued professional fees were off-set and used as consideration for acquiring these option shares.

On October 15, 2006, XIOM granted three separate options to purchase a total of 350,000 shares of restricted common stock at a price of $1.75 per share, which approximates the fair market value on the date of the grant. The two operating officers, who are also shareholders, each received an option to purchase 150,000 restricted common shares and a consultant to the company received an option to purchase 50,000 restricted common shares as partial consideration for providing accounting services for fiscal 2007. The options are fully vested and are exercisable, in whole or in part, at the sole discretion of the grantee through October 14, 2011 and may not be assigned, or otherwise transferred. The value of the options was determined based on a calculated value method using the historical volatility of the industry sector index related to the small-cap version of the Industrial Suppliers sub-sector, within Support Services for Industrial Goods and Services. Specifically, the Company used the Black-Scholes option-pricing formula, which produced a value of approximately $.17 per option share. This resulted in the Company recording an additional compensation and consulting expense of approximately $60,000 that was treated as Additional Paid-In Capital. Assumptions used in the calculation included the contractual life of the option as the expected term, a risk free rate of 3.5% and a market price volatility factor of 20%.

XIOM Corp.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2007 AND 2006

During fiscal 2007, the two operating officers, who are also shareholders, partially exercised their March 2005 and March 2006 options, and purchased 80,000 shares of restricted common stock at $.75 per share and 40,000 shares of restricted common stock at $1.50 per share. Accrued Compensation and the Shareholder Loan were off-set and used as consideration for acquiring these option shares. A consultant to the company also partially exercised his March 2005 options and purchased 26,667 shares of restricted common stock at $.75 per share. Accrued professional fees were off-set and used as consideration for acquiring these option shares.

On July 6, 2007, XIOM granted four separate options to purchase a total of 250,000 shares of restricted common stock at a price of $1.25 per share, which approximates the fair market value on the date of the grant. The two operating officers, who are also shareholders, and a consultant, who provides engineering services, each received an option to purchase 75,000 restricted common shares and another consultant to the company received an option to purchase 25,000 restricted common shares as partial consideration for providing accounting services for fiscal 2007. The options are fully vested and are exercisable, in whole or in part, at the sole discretion of the grantee through July 5, 2012 and may not be assigned, or otherwise transferred. The Company used the Black-Scholes option-pricing formula, which produced a value of approximately $.37 per option share. This resulted in the Company recording an additional compensation and consulting expense of approximately $91,000 that was treated as Additional Paid-In Capital. Assumptions used in the calculation included the contractual life of the option as the expected term, a risk free rate of 3.5% and a market price volatility factor of 76%.

In August, 2007, XIOM granted three separate options to purchase a total of 330,000 shares of restricted common stock at a price of $1.25 per share for 30,000 options for two employees and $1.50 for 300,000 options to a consultant, which approximated the fair market value on the date of the grants. The options are fully vested and are exercisable, in whole or in part, at the sole discretion of the grantee through August 2012 and may not be assigned, or otherwise transferred. The Company used the Black-Scholes option-pricing formula, which produced a value of approximately $.41 per option share. This resulted in the Company recording an additional compensation and consulting expense of approximately $135,000 that was treated as Additional Paid-In Capital. Assumptions used in the calculation included the contractual life of the option as the expected term, a risk free rate of 3.5% and a market price volatility factor of 76%.

The following is a summary of the stock option activity for the fiscal years ended September 30,

	2007	2006

Outstanding, beginning of year	670,834	700,000
Granted during the year	930,000	517,500
Exercised during the year	(246,667)	(546,666)
Forefeited / expired / cancelled	-	-

Outstanding, end of year	1,354,167	670,834

Exerciseable, end of year	1,354,167	670,834

Stock options outstanding and exercisable at September 30, 2007 (all non-qualified) consist of;

Granted in
Year Ended	Number Outstanding	Exercise	Expiration
September 30,	and Exercisable	Price	Date

2005	80,000	$0.75	February 28, 2010
2006	67,500	$0.75	September 30, 2010
2006	276,667	$1.50	February 28. 2011
2007	350,000	$1.75	October 14, 2011
2007	250,000	$1.25	July 5, 2012
2007	300,000	$1.50	August 14, 2012
2007	30,000	$1.25	August 30, 2012

Totals	1,354,167

15.	INCOME TAXES

As of September 30, 2007, the Company had net operating and capital loss carryforwards of approximately $2,800,000 and $533,000, respectively, which expire in 2017 and 2011, respectively.

XIOM Corp.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2007 AND 2006

At September 30, 2007 and 2006, the Company provided a full valuation allowance against the gross deferred tax asset arising from the net operating and capital loss carry forwards because, in management's opinion at this time, it is more likely than not, such benefits will not be realized during the respective carryforward periods.

16.	RELATED PARTY TRANSACTIONS

The Shareholder Loan balance represents the net amount owed to one officer/shareholder for monies advanced from time to time to cover the Company's short-term cash flow needs. This loan is unsecured, non-interest bearing and has no specific term for repayment. During fiscal 2007, the Company converted $20,000 of Shareholder Loan as partial consideration for purchasing 40,000 restricted shares of common stock upon the exercise of certain stock options held by the officer/shareholder.

17.	COMMON STOCK, SUBJECT TO RESCISSION RIGHTS

Under the federal securities laws, any offering of securities must be registered unless an exemption from registration is available, and, with limited exceptions, no exemption from registration is generally available for a private placement transaction which is made concurrently with a public offering. XIOM may be considered to have commenced a public offering of securities on May 6, 2005, when they first filed their registration statement on Form SB-2.  Subsequent to that date, from January 1, 2006 through October 20, 2006 (the effective date of their registration statement), the Company offered and sold 563,718 restricted shares of common stock for a total of $670,399. Although XIOM made these transactions in reliance upon claimed exemptions from registration that the Company believed were valid, the purchasers may claim that the transactions violated federal securities laws.  If any of these transactions did violate federal securities laws, the purchasers in those transactions may have claims against XIOM for damages or for rescission of their purchase transaction and recovery of the full subscription price paid, which would be a total of $670,399, plus interest.  As of the date of these financial statements, none of the purchasers has made or threatened any claim against the Company alleging violation of the federal securities laws. In the event the purchasers of these securities successfully asserted claims for rescission it would have a substantial adverse effect on the business and on the ability to continue to operate. XIOM may not have sufficient funds available to pay such claims, and there is no assurance that the Company would be able to obtain such funds either from the proceeds of any offering, or from other sources.  In that event, the Company may be forced to cease operations and liquidate our available assets to pay our liabilities, including, but not limited to, the rescission claims.

18.	GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements as of September 30, 2007, the Company has a total Stockholders' Deficit of approximately $872,000 and has working capital deficit of approximately $191,000. Additionally, the Company incurred a Net Loss of approximately $2,724,000 for the year ended September 30, 2007 and a Net Loss of approximately $806,000, for the year ended September 30, 2006. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. However, the Company has seen a significant increase in sales orders for the patented industrial thermal spray technology since October 2007. This has resulted from recently expanded domestic marketing efforts to attract both commercial and governmental customers as well as the further development of several joint ventures and strategic alliance relationships. XIOM also plans to significantly reduce the number of shares issued for services related to engineering consulting, merger and acquisition consulting and marketing services, thereby reducing the related expenses. The Company will also continue seeking to raise money through a series of equity and debt transactions in fiscal 2008. As a result of these factors, management believes it will have sufficient resources to meet the Company's cash flow requirements for at least twelve months following the date of these financial statements.

19.	SUBSEQUENT EVENTS

In October 2007, XIOM granted five separate options to purchase a total of 525,000 shares of restricted common stock at a price of $1.50 per share, which approximates the fair market value on the date of the grant. The two operating officers, who are also shareholders, and a consultant, who provides engineering services, each received an option to purchase 150,000 restricted common shares, a consultant to the company received an option to purchase 50,000 restricted common shares as partial consideration for providing accounting services for fiscal 2008 and another consultant received an option to purchase 25,000 restricted common shares as partial consideration for providing coating application services for fiscal 2008. The options are fully vested and are exercisable, in whole or in part, at the sole discretion of the grantee through October 2012 and may not be assigned, or otherwise transferred.

XIOM, Corp.
Balance Sheet
As Of March 31, 2008

Assets
Current Assets
Cash and Cash Equivalents	$403,815
Accounts Receivable, Net of Allowance for Doubtful Accounts	224,761
Inventory	262,332
Prepaid Expenses	366,505
Other Current Assets	73,709

Total Current Assets	1,331,122

Fixed Assets, Net of Accumulated
Depreciation & Amortization	212,081

Other Assets
Intangible Assets, Net of Accumulated Amortization	444,680
Equity Investment	208,000
Retainage Receivable	23,705
Security Deposits	6,815

Total Other Assets	683,200

Total Assets	$2,226,403

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities
Accounts Payable and Accrued Expenses	$628,324
Officers' Convertible Notes Payable	535,964
Notes Payable	25,874

Total Current Liabilities	1,190,162

Long-Term Liabilities
Convertible Notes Payable, Net of Unamortized Discounts	702,746
Shareholder Loan	17,223

Total Liabilities	1,910,131

Common Stock, Subject To Rescission Rights	670,399

Stockholders' Equity (Deficit)
Common Stock, $.0001 par value, 50,000,000 shares authorized, 9,300,305 shares issued and outstanding (excluding 563,718 shares subject to rescission rights)	930
Additional Paid-In Capital	5,582,035
Retained Earnings (Deficit)	(5,937,092)

Total Stockholders' Equity (Deficit)	(354,127)

Total Liabilities and Stockholders' Equity Deficit)	$2,226,403

See accompanying notes to financial statements

XIOM, Corp.
Statements of Operations

	For The Six Months Ended		For The Three Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Sales	$918,973	$356,314	$609,692	$166,139

Cost of Sales	656,399	298,784	410,123	135,559

Gross Profit	262,574	57,530	199,569	30,580

General and Administrative Expenses	1,668,360	843,116	969,169	484,786

Operating Income (Loss)	(1,405,786)	(785,586)	(769,600)	(454,206)

Other Income (Expenses);

Interest Expense	(117,234)	0	(61,823)	0

Net Income (Loss)	$(1,523,020)	$(785,586)	$(831,423)	$(454,206)

Basic and Diluted Income (Loss) per Share	$(0.18)	$(0.11)	$(0.09)	$(0.06)

Weighted Average Number of Shares Outstanding, Basic and Diluted	8,615,776	7,461,765	8,766,556	7,708,261

See accompanying notes to financial statements

XIOM, Corp.
Statement of Stockholders' Equity (Deficit)
For The Six Months Ended March 31, 2008

	Common Stock		Additional	Retained	Total
	Number of	Par	Paid-In	Earnings	Shareholders'
	Shares	Value	Capital	(Deficit)	Equity (Deficit)

Balance, September 30, 2007	7,642,945	764	3,541,454	(4,414,072)	(871,854)

Option grants in October 2007			123,917		123,917

Shares issued for services during the quarter
ended December 31, 2007	250,000	25	299,975		300,000

Shares issued for Accrued Expenses	48,000	5	71,995		72,000

Options exercised against Accrued Compensation
and Accrued Accounting Fees	82,000	8	77,992		78,000

Shares issued for Convertible Note	269,791	27	249,973		250,000

Shares issued for services during the quarter
ended March 31, 2008	433,000	43	431,707		431,750

Shares issued for Accrued Expenses	5,000	1	7,499		7,500

Option grants in February 2008			226,080		226,080

Shares issued to buy out distributor contract	25,000	3	24,997		25,000

Shares issued for equity investment	156,433	15	132,485		132,500

Private placements of common stock	388,136	39	418,961		419,000

Subscription for common stock			(25,000)		(25,000)

Net (Loss) for the six months ended
March 31, 2008				(1,523,020)	(1,523,020)

Balance, March 31, 2008	9,300,305	930	5,582,035	(5,937,092)	(354,127)

See accompanying notes to financial statements

XIOM, Corp.
Statements of Cash Flow
For The Six Months Ended March, 31

	2008	2007
Cash Flows from Operating Activities:

Net Income (Loss)	$(1,523,020)	$(785,586)

Adjustments to reconcile net income (loss) to
net cash used in operating activities:
Depreciation and Amortization	34,408	18,405
Issuance of Shares for Services	469,583	216,557
Allowance for Doubtful Accounts	-	35,000
Value of Stock Option Grants	349,997	40,000
Amortization of Convertible Note Discounts	66,156	-
Changes in Operating Assets and Liabilities:
Accounts Receivable, Net	(108,907)	13,576
Inventory	(88,098)	(15,190)
Prepaid Expenses	(5,515)	66,252
Other Current Assets	(18,049)	2,476
Retainage Receivable	-	(1,328)
Accounts Payable and
Accrued Expenses	164,076	242,138

Total Adjustments	863,651	617,886

Net cash provided (used) in operating activities	(659,369)	(167,700)

Cash Flows from Investing Activities:
Purchase of Additional Patents	(56,740)	(68,989)
Purchase of Fixed Assets	(29,437)	(33,338)
Additional Investments In Joint Ventures	-	(40,137)
Equity Investment	(75,500)	-

Net cash provided (used) by investing activities	(161,677)	(142,464)

Cash Flows from Financing Activities:
Proceeds From Exercise of Joint Venture Related Stock Option	-	110,000
Proceeds From Exercise of Stock Warrants	-	50,475
Sales of Restricted Common Stock	394,000	78,300
Proceeds From Officers' Convertible Notes	535,964	-
Proceeds From (Repayment of) Notes Payable	(25,269)	15,431
Proceeds From (Repayment of) Shareholder Loan,
Before Non-Cash Adjustments	7,448	1,632

Net cash provided (used) by financing activities	912,143	255,838

Net increase (decrease) in cash and cash equivalents	91,097	(54,326)

Cash & Cash Equivalents, Beginning of Period	312,718	90,495

Cash & Cash Equivalents, End of Period	$403,815	$36,169

(Continued)

XIOM, Corp.
Statements of Cash Flow
For The Six Months Ended March 31,
(Continued)

	2008	2007

Supplemental Disclosures

Non-Cash Financing and Investing Activities:
Issuance of shares for Equity Investments	$132,500	$215,000
Options exercised in exchange for Accrued Compensation,
Shareholder Loan and Accrued Professional Fees	$78,000	$55,000
Issuance of shares for services	$469,583	$216,557
Value of Stock Option Grants	$349,997	-
Issuance of shares upon coversion of Convertible Note	$250,000	-
Issuance of shares for Accrued Expenses	$77,500	-
Issuance of shares to buy-out distributor contract	$25,000	-
Issuance of shares to repay Notes Payable	-	$30,000
Note Payable as consideration for warrants exercised	-	$10,000
Issuance of shares for purchase of HV Spray Technology	-	$135,000

Interest and Taxes Paid:
Interest Expense	$18,806	-
Income Taxes	-	-

See accompanying notes to financial statements

XIOM Corp.
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2008
(Unaudited)

1.	BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-QSB of the Securities and Exchange Commission. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America. However, in the opinion of management, the accompanying unaudited financial statements contain all normal and recurring adjustments necessary to present fairly the financial position of XIOM Corp. ("XIOM", or the "Company") as of March 31, 2008 and the related statements of operations, of stockholders equity(deficit) and of cash flows for the six months then ended. For further information, refer to the audited financial statements and related disclosures that were filed by the Company with the Securities and Exchange Commission on Form 10-KSB for the fiscal year ended September 30, 2007, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, File No. 333-71748.

2.	PREPAID EXPENSES

Prepaid Expenses at March 31, 2008 includes approximately $348,000 related to three separate consulting agreements for various financial and business development services to be provided to the Company during fiscal 2008. During the first six months of fiscal 2008, XIOM issued 620,000 restricted common shares for a combined value of $650,000 related to these agreements. As a result, the amount expensed for consulting services for the six months ended March 31, 2008 was approximately $275,000.

3.	EQUITY INVESTMENT

In late March 2008, XIOM completed an investment in XIOM - Europe Corp., a Delaware corporation, whereby the Company issued 156,433 restricted shares of common stock, valued at $132,500, and paid $75,500 to the shareholders of XIOM - Europe Corp in exchange for 100% of the issued and outstanding shares held by them. As of March 31, 2008, XIOM - Europe Corp. is a wholly-owned subsidiary of XIOM with no operating activity post acquisition. XIOM plans to use this entity to continue its business development activity in England and Europe.

4.	OFFICERS' CONVERTIBLE NOTES

During the quarter ended March 31, 2008, the two officers of XIOM sold unregistered shares of common stock that they owned personally in a series of private transactions. Upon completion of these transactions, each officer had sold 240,682 shares for combined gross proceeds of $529,500 that were loaned to the Company. Legal fees for escrow services related to these transactions of approximately $8,700 were incurred by the company. As a result, each officer received a separate Promissory Note ("Note") in the amount of $264,750. These Notes are payable on demand, including accrued interest at 7% per annum, in shares of restricted common stock of XIOM at a 50% discount to the average closing share price for the three trading days prior to the demand.

5.	COMMON STOCK

During October 2007, the Company issued 298,000 shares of restricted common stock to several vendors as consideration for financial and business development services, marketing services, management services and equipment purchased. These shares were issued based on the fair market value of the services to be provided, or equipment purchased, and converted at the estimated fair market value of the common stock on the date of each issuance.

During the quarter ended March 31, 2008, XIOM issued 343,000 shares of restricted common stock to several vendors as consideration for financial and business development services, management services, manufacturing services, equipment purchased and to buy-out an exclusive distributor agreement. These shares were issued based on the fair market value of the services to be provided, equipment purchased or contract value, and converted at the estimated fair market value of the common stock on the date of each issuance.

In March 2008, the Company agreed to issue 120,000 shares of restricted common stock to one vendor that provided financial and business development services as consideration for unpaid fees in the amount of $27,500 and the balance of their agreement through August 2008 valued at $72,500.

On March 25, 2008, XIOM elected to convert the Convertible Note with a face value of $250,000 into 269,791 shares of restricted common stock as per the agreement.

XIOM Corp.
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2008
(Unaudited)

In March 2008, the Company sold and issued 388,136 shares of restricted common stock in separate private placement offerings at a price between $.94 and $1.05 per share, which approximated the fair market value on the date of each issuance. At March 31, 2008, there is a Subscription Receivable balance of $25,000 related to one of the private placements that was off-set against Additional Paid-in Capital.

6.	STOCK OPTIONS

In October 2007, XIOM granted five separate options to purchase a total of 525,000 shares of restricted common stock at a price of $1.50 per share, which approximates the fair market value on the date of the grant. The two operating officers, who are also shareholders, and a consultant, who provides engineering services, each received an option to purchase 150,000 restricted common shares, a consultant to the company received an option to purchase 50,000 restricted common shares as partial consideration for providing accounting services for fiscal 2008 and another consultant received an option to purchase 25,000 restricted common shares as partial consideration for providing coating application services for fiscal 2008. The options are fully vested and are exercisable, in whole or in part, at the sole discretion of the grantee through October 2012 and may not be assigned, or otherwise transferred. The Company used the Black-Scholes option-pricing formula, which produced a value of approximately $.24 per share for 500,000 option shares and approximately $.18 per share for 25,000 option shares. This resulted in the Company recording additional compensation and consulting expenses totaling approximately $124,000 that was treated as Additional Paid-In Capital. Assumptions used in the calculation included the contractual life of the option as the expected term, a risk free rate of 3.5% and a market price volatility factor of 41%.

On February 19, 2008, XIOM granted an option to a financial consultant to purchase a total of 300,000 shares of restricted common stock at a price of $1.05 per share, which approximates the fair market value on the date of the grant. The options are fully vested and are exercisable, in whole or in part, at the sole discretion of the grantee through February 18, 2013 and may not be assigned, or otherwise transferred. The Company used the Black-Scholes option-pricing formula, which produced a value of approximately $.28 per option share. This resulted in the Company recording an additional consulting expense of approximately $85,000 that was treated as Additional Paid-In Capital. Assumptions used in the calculation included the contractual life of the option as the expected term, a risk free rate of 3.5% and a market price volatility factor of 64%.

On February 29, 2008, XIOM granted four separate options to purchase a total of 500,000 shares of restricted common stock at a price of $1.25 per share, which approximates the fair market value on the date of the grant. The two operating officers, who are also shareholders, and a consultant, who provides engineering services, each received an option to purchase 150,000 restricted common shares and another consultant to the company received an option to purchase 50,000 restricted common shares as partial consideration for providing accounting services for fiscal 2008. The options are fully vested and are exercisable, in whole or in part, at the sole discretion of the grantee through February 28, 2013 and may not be assigned, or otherwise transferred. The Company used the Black-Scholes option-pricing formula, which produced a value of approximately $.28 per option share. This resulted in the Company recording an additional compensation and consulting expense of approximately $141,000 that was treated as Additional Paid-In Capital. Assumptions used in the calculation included the contractual life of the option as the expected term, a risk free rate of 3.5% and a market price volatility factor of 64%.

In March 2008, the two operating officers, who are also shareholders, partially exercised their March 2005 and March 2006 options, and purchased 40,000 shares of restricted common stock at $.75 per share and 20,000 shares of restricted common stock at $1.50 per share. Accrued Compensation was off-set and used as consideration for acquiring these option shares. A consultant to the company also partially exercised his March 2005 and March 2006 options and purchased 20,000 shares of restricted common stock at $.75 per share and 2,000 shares of restricted common stock at $1.50 per share. Accrued professional fees were off-set and used as consideration for acquiring these option shares.

7.	GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements as of March 31, 2008, the Company has a total Stockholders' Deficit of approximately $354,000 and incurred a Net Loss of approximately $1,523,000 for the six months ended March 31, 2008. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. However, the Company has seen a steady increase in sales orders for the patented industrial thermal spray technology and related powder formulas. Furthermore, the Company plans to continue raising capital through a series of private placement transactions for the balance of fiscal 2008. It also plans to expand sales by significantly increasing domestic marketing efforts, including pursuing major contracts through its network of strategic alliance relationships. As a result of these factors, management believes it will have sufficient resources to meet the Company's cash flow requirements for at least twelve months following the date of these financial statements.

XIOM Corp.
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2008
(Unaudited)

8.	SUBSEQUENT EVENTS

In April 2008, several Convertible Note holders elected to receive a total of 44,185 restricted common shares in lieu of payment for accrued interest due them as of April 1, 2008 of approximately $48,600. These shares were issued at a price of $1.10 per share, which approximated the fair market value on April 1, 2008.

In April 2008, XIOM received $500,000 related to a separate Convertible Note ("Note") agreement that matures in March 2010. The agreement includes interest at 7% per annum, compounded monthly, payable semi-annually in cash or stock, at the option of the Note holder. Additionally, the agreement includes two separate Warrants for 250,000 shares of common stock each, with an exercise price of $1.50 and $1.80 per share, respectively, through March 2013 and are immediately exercisable. The note is convertible, in whole or in part, into common shares of XIOM at price of $1.50 per share at the option of the holder at any time, or upon any 30 day prepayment notice by the Company, until maturity. The shares underlying the Note and Warrants have specific registration rights, including "piggy-back" registration rights, all at the expense of the Company. Unless earlier converted, the Note will automatically mature and be due and payable on the earlier of (a) the second anniversary of the Note, (b) the closing of a minimum of $5,000,000 of equity and, or, debt financing at a price per share (or conversion price) of not less than $3.00.

In April 2008, XIOM loaned $150,000 to the Kentucky Joint Venture. The Promissory Note is payable in one year, including accrued interest at 5% per annum, with $35,000 payable within two months. The maker may prepay this Note in whole, or in part, prior to maturity without penalty or premium. Upon the determination of the joint venture partner, it may pay the remaining balance, plus accrued interest, in common stock of the joint venture entity based on five day average closing price prior to the settlement date.

XIOM Corp.

3,179,092 Shares
Common Stock

PROSPECTUS

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Until ______________, 2008, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

____________, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors, Officers, Employees and Agents.

The Registrant's certificate of incorporation limits the liability of the Registrant's directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a Corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for (1) a breach of the director's duty of loyalty to the Corporation or its stockholders, (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Delaware General Corporation Law provides that a Corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the Corporation. The Delaware General Corporation Law provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant's certificate of incorporation and bylaws provide that the Registrant is required to indemnify its directors and officers to the maximum extent permitted by law. The Registrant's bylaws also require the Registrant to advance expenses incurred by an officer or director in connection with the defense of any action or proceeding arising out of that party's status or service as a director or officer of the Registrant or as a director, officer, employee benefit plan or other enterprise, if serving as such at the Registrant's request. The Registrant's by-laws also permit the Registrant to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity. The Registrant intends to enter into indemnification agreements with its directors and some of its officers containing provisions that (1) indemnify, to the maximum extent permitted by Delaware law, those directors and officers against liabilities that may arise by reason of their status or service as directors or officers except liabilities arising from willful misconduct of a culpable nature, (2) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and (3) to obtain directors' and officers' liability insurance if maintained for other directors or officers.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.
Securities and Exchange

Securities and Exchange
Commission registration fee	$1,161.18
Legal fees and expenses (1)	$17,500.00
Accounting fees and expenses (1)	$7,500.00
Miscellaneous (1)	$5,000.00
Total (1)	$31,161.18

(1) Estimated.

Item 26. Recent Sales of Unregistered Securities.

We have issued shares for services or other reasons as indicated as follows:

Lee Rubenstein	8,000
Strom Sales, Inc.	10,000
Kevin Schlosser	30,000
Dan Schlosser	6,667

Miami Holdings Company, LLC received 250,000 shares for financial consulting services to be provided to XIOM Corp.

North Atlantic Resources, Ltd. can convert, pursuant to its Convertible Note, the amount due into shares of common stock converted at $0.96 per share, which equals 260,417 shares.

From April 16, 2007 until June 15, 2007, we conducted a Private Placement of 7% Convertible Exchangeable Notes, (interest payable semi-annually) at $1.50 per share (for a total of 20,000 shares) (the "Convertible Notes") and a $2.00 Warrants (for a total of 20,000 shares) and a $2.50 Warrants (for a total of 20,000 shares) to Purchase Common Stock (the "Warrants"). Each whole Note will be convertible into 20,000 shares automatically at the effectiveness of the SEC Registration Statement registering the underlying common shares of the Notes and the Warrants. Each Warrant will be exercisable for one share of the Company's Common Stock at its exercise price at any time prior to the five year anniversary date of its issuance or callable by the Company in the event the Company's common stock trades at a $5.00 bid or above for 20 consecutive trading days.

A chart of the shares to be issued pursuant to the Private Placement of 7% Convertible Exchangeable Notes is as follows:

Identity of Stockholder or Group	Number of Shares beneficially owned (1)	Percentage of Shares Owned
Melchior Ancona	20,000	*
Frank Bua	10,000	*
William Schmidl	80,000	*
Richard Settducati	10,000	*
Fred Finocchiaro	80,000	*
Louis & Maria Chicca	66,667	*
Domenico & Maria Pinto	66,667	*
Antonio Suicis	66,667	*
Vickey Lanzieri Giannetti	10,000	*
Steve Grgas	13,334	*
Thomislava Grgas	66,667	*
Nancy Merriman	6,667	*
Kenneth Terminini	10,000	*
Diane Cowell and Timothy J Lawler	133,333	*
Giuseppe Mattina	33,333	*
John DeAngelis	6,667	*
A Grgas Contracting Co (2)	66,667	*
Basic Investors Inc. (3)	74,667	*

(1) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.

(2) Steve Grgas is the control person for A Grgas Contracting Co

(3) Thomas Laundrie is the control person for Basic Investor, Inc.

With respect to the private placements, XIOM Corp. relied upon Section 4(2) of the Act and Rule 506 of Regulation D for these transactions regarding the issuance of its unregistered securities. In each instance, such reliance was based upon the fact that (i) the issuance of the shares did not involve a public offering, (ii) there were no more than 35 investors (excluding "accredited investors"), (iii) each investor who was not an accredited investor either alone or with his purchaser representative(s) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, or the issuer reasonably believes immediately prior to making any sale that such purchaser comes within this description, (iv) the offers and sales were made in compliance with Rules 501 and 502, (v) the securities were subject to Rule 144 limitation on resale and (vi) each of the parties is a sophisticated purchaser and had full access to the information on XIOM Corp. necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.

Neither the offer nor the sale of any of the securities was accomplished by the publication of any advertisement. Each investor received copies of disclosure documents.

Item 27. Exhibits and Financial Statement Schedules.

(a) Exhibits:

The following exhibits are filed as part of this registration statement:

Exhibit	Description of Exhibit

3.1 (1)	Certificate of Incorporation of XIOM Corp.
3.2 (1)	Certificate of Amendment to Certificate of Incorporation dated August 2004
3.3 (2)	Certificate of Amendment to Certificate of Incorporation dated August 2007
3.4 (1)	By-laws of XIOM Corp.
4.1 (3)	Subscription Agreement and Form of 7% Convertible Exchangeable Note
4.2 (3)	Form of Warrant
5.1 (4)	Opinion of Michael S. Krome, Esq.
23.1 (4)	Consent of N. Blumenfrucht, CPA, PC., Independent Auditor
23.2 (4)	Consent of Michael T. Studer, CPA P.C., Independent Auditor
23.3	Consent of Michael S. Krome, Esq. (included in Exhibit 5.1)
99.1 (1)	Patent Rights and Technology Rights transferred to the Company by Thomas Gardega
99.2 (1)	Agreement dated June 22, 2005 between New York State Energy Research and Development Authority and XIOM Corp.
99.3 (1)	Sample Distributor Agreement
99.4 (1)	Agreement between XIOM Corp. and Department of the Navy, dated May 17, 2006
99.5 (1)	Technical Data on Coatings done by Independent Testing Agency
99.6 (1)	Lease, dated June 1, 2006 by and Between Lamar Street Realty Corp. and XIOM Corp.

(1)	Previously filed with Registration Statement Form SB-2, filed with the Securities and Exchange Commission on May 6, 2006, as amended
(2)	Certificate of Amendment to Certificate of Incorporation dated August 31, 2007 filed with Form 10-KSB filed with the Securities and Exchange Commission on January 15, 2008
(3)	Previously filed with the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 28, 2008
(4)	Filed herewith

Item 28. Undertakings.

The undersigned registrant hereby undertakes to:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned; thereunto duly authorized, in the Town of West Babylon, State of New York, on July 20, 2008.

XIOM Corp.

/s/ Andrew B. Mazzone
By:	Andrew B. Mazzone
President and Principal Accounting/Financial Officer and Director

POWER OF ATTORNEY

The undersigned directors and officers of XIOM Corp., hereby constitute and appoint Andrew Mazzone and Thomas Gardega, each of them, with full power to act without the other and with full power of substitution and re-substitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew Mazzone	President Principal	July 20, 2008
Andrew Mazzone	Accounting/Financial Officer and Director

/s/ Thomas Gardega	Executive Vice President	July 20, 2008
Thomas Gardega	Director